TERMINATION AGREEMENT

                                 BY AND AMONG

                    FEDERAL DEPOSIT INSURANCE CORPORATION,
                   AS MANAGER OF THE FSLIC RESOLUTION FUND,

                         GUARANTY FEDERAL BANK, F.S.B.
                                DALLAS, TEXAS,

                           GUARANTY HOLDINGS INC. I,

                                      AND

                              TEMPLE-INLAND INC.



                         DATED AS OF OCTOBER 31, 1995





                               TABLE OF CONTENTS

                                                                          page

RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1


AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2


ARTICLE 1         CLOSING . . . . . . . . . . . . . . . . . . . . . . . .   2


ARTICLE 2         TERMINATION AMOUNT AND CERTAIN OTHER MATTERS  . . . . .   3


      Section 2.1 Payment of Termination Amount . . . . . . . . . . . . .   3
      Section 2.2 AFB Tax Agreement . . . . . . . . . . . . . . . . . . .   4
      Section 2.3 Disputes  . . . . . . . . . . . . . . . . . . . . . . .   4
      Section 2.4 Termination of Assistance Agreement;
                  Survival of Tax Benefit Agreement . . . . . . . . . . .   4
      Section 2.5 Agreement Relating to Subsidiaries  . . . . . . . . . .   5


ARTICLE 3         TRANSFER OF ASSETS  . . . . . . . . . . . . . . . . . . . 5

      Section 3.1 Transferred Assets  . . . . . . . . . . . . . . . . . .   5

                        (a)  Transferred Loans  . . . . . . . . . . . . .   6
                        (b)  Mortgages  . . . . . . . . . . . . . . . . .   6
                        (c)  Environmental Indemnitees  . . . . . . . . .   6
                        (d)  Transferred REO  . . . . . . . . . . . . . .   6
                        (e)  Furniture, Fixtures, and Equipment . . . . .   7
                        (f)  Assigned Contracts . . . . . . . . . . . . .   7
                        (g)  Transferred Subsidiaries . . . . . . . . . .   8
                        (h)  Books and Records  . . . . . . . . . . . . .   8
                        (i)  Software . . . . . . . . . . . . . . . . . . . 9
                        (j)  Intellectual Property  . . . . . . . . . . .   9
                        (k)  Licenses . . . . . . . . . . . . . . . . . .   9
                        (l)  Receivables  . . . . . . . . . . . . . . . .   9
                        (m)  Other Covered Assets . . . . . . . . . . . .  10

      Section 3.2 Assumed Liabilities . . . . . . . . . . . . . . . . . .  12
      Section 3.3 Guaranty's Cooperation with Respect to
                  Transfer of Transferred Assets  . . . . . . . . . . . .  12
      Section 3.4 Transferred Claims  . . . . . . . . . . . . . . . . . .  14
      Section 3.5 Transfer of Litigation  . . . . . . . . . . . . . . . .  15
      Section 3.6 [Reserved]  . . . . . . . . . . . . . . . . . . . . . .  16
      Section 3.7 As Is, Where Is . . . . . . . . . . . . . . . . . . . .  16
      Section 3.8 Filing and Recording  . . . . . . . . . . . . . . . . .  18
      Section 3.9 Privilege . . . . . . . . . . . . . . . . . . . . . . . .18





ARTICLE 4         POST-CLOSING ADJUSTMENTS  . . . . . . . . . . . . . . .  19

      Section 4.1 Final SRA Report  . . . . . . . . . . . . . . . . . . .  19
      Section 4.2 Post-Closing Expenses and Receipts  . . . . . . . . . .  24


ARTICLE 5         POST-CLOSING AUDIT  . . . . . . . . . . . . . . . . . .  27

      Section 5.1 Generally . . . . . . . . . . . . . . . . . . . . . . .  27
      Section 5.2 Post-Closing Audit Payment  . . . . . . . . . . . . . .  27
      Section 5.3 Post-Closing Audit Procedures . . . . . . . . . . . . .  28


ARTICLE 6         DISPUTE RESOLUTION  . . . . . . . . . . . . . . . . . .  30

      Section 6.1 Dispute Resolution Procedures . . . . . . . . . . . . .  30
      Section 6.2 Arbitration of Disputed Items . . . . . . . . . . . . .  31
      Section 6.3 Fees and Expenses of Arbiters . . . . . . . . . . . . .  34
      Section 6.4 Other Remedies  . . . . . . . . . . . . . . . . . . . .  35


ARTICLE 7         CONDITIONS PRECEDENT TO CLOSING . . . . . . . . . . . .  35

      Section 7.1 Conditions to Obligations of the
                        FDIC Manager  . . . . . . . . . . . . . . . . . .  35

                        (a)  Certified Resolutions  . . . . . . . . . . .  35
                        (b)  Incumbency Certificate . . . . . . . . . . .  36
                        (c)  Legal Opinions . . . . . . . . . . . . . . .  36
                        (d)  Proceedings  . . . . . . . . . . . . . . . .  36
                        (e)  Consents and Approvals . . . . . . . . . . .  37
                        (f)  Accuracy of Representations and
                              Warranties; Performance . . . . . . . . . .  37
                        (g)  Financial Condition  . . . . . . . . . . . .  37
                        (h)  Certificates . . . . . . . . . . . . . . . .  38

      Section 7.2 Conditions to Obligations of Guaranty
                        and the Acquirers . . . . . . . . . . . . . . . .  38

                        (a)  Accuracy of Representations and
                              Warranties; Performance . . . . . . . . . .  38
                        (b)  Delivery of Certain Documents  . . . . . . .  38
                        (c)  Legal Opinion  . . . . . . . . . . . . . . .  39
                        (d)  Proceedings  . . . . . . . . . . . . . . . .  39

      Section 7.3 Conditions to Obligations of the
                        FDIC Manager and of Guaranty and the
                        Acquirers . . . . . . . . . . . . . . . . . . . .  39

                        (a)  Closing Date . . . . . . . . . . . . . . . .  39
                        (b)  No Litigation  . . . . . . . . . . . . . . .  39

                        (c)  Consents and Approvals . . . . . . . . . . .  40
                        (d)  No Change in Law . . . . . . . . . . . . . .  40


ARTICLE 8         REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . .  41

      Section 8.1 Representations and Warranties of
                        Guaranty  . . . . . . . . . . . . . . . . . . . .  41

                        (a)  Corporate Existence  . . . . . . . . . . . . 42
                        (b)  Due Authorization  . . . . . . . . . . . . . 42
                        (c)  Binding Agreement  . . . . . . . . . . . .   42
                        (d)  Compliance with Law  . . . . . . . . . . . . 43
                        (e)  Compliance with Obligations  . . . . . . . . 43
                        (f)  Approvals and Consents . . . . . . . . . . . 43
                        (g)  Litigation . . . . . . . . . . . . . . . . . 44
                        (h)  Financial Statements . . . . . . . . . . . . 45
                        (i)  Title and Related Matters  . . . . . . . . .  45
                        (j)  Permits and Licenses . . . . . . . . . . . .  48
                        (k)  No Other Arrangements  . . . . . . . . . . .  48
                        (l)  No Leases, etc.  . . . . . . . . . . . . . .  48
                        (m)  No Violations of Law . . . . . . . . . . . .  48
                        (n)  Environmental Matters  . . . . . . . . . . .  48
                        (o)  Capital Compliance . . . . . . . . . . . . .  50
                        (p)  Accuracy of Information  . . . . . . . . . .  50
                        (q)  Covered Assets . . . . . . . . . . . . . . .  51

      Section 8.2 Representations and Warranties of the
                        Acquirers . . . . . . . . . . . . . . . . . . . .  51

                        (a)  Corporate Existence  . . . . . . . . . . . .  51
                        (b)  Due Authorization  . . . . . . . . . . . . .  51
                        (c)  Binding Agreement  . . . . . . . . . . . . .  51
                        (d)  Compliance with Law  . . . . . . . . . . . .  52
                        (e)  Compliance with Obligations  . . . . . . . .  52
                        (f)  Approvals and Consents . . . . . . . . . . .  52
                        (g)  Litigation . . . . . . . . . . . . . . . . .  53
                        (h)  Accuracy of Information  . . . . . . . . . .  53

      Section 8.3 Representations and Warranties of the FDIC
                        Manager . . . . . . . . . . . . . . . . . . . . .  53

                        (a)   Power and Authorization . . . . . . . . . .  54
                        (b)   Binding Agreement . . . . . . . . . . . . .  54


ARTICLE 9         COVENANTS . . . . . . . . . . . . . . . . . . . . . . .  55

      Section 9.1 Guaranty Cooperation Regarding Transferred
            Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
      Section 9.2 Further Assurances  . . . . . . . . . . . . . . . . . .  56

      Section 9.3 Costs and Expenses  . . . . . . . . . . . . . . . . . .  56
      Section 9.4 FDIC's OIG Matters  . . . . . . . . . . . . . . . . . .  56

                        (a)  Maintenance of Records . . . . . . . . . .    56
                        (b)  OIG Access to Books and Records  . . . . . .  58
                        (c)  OIG Audits and Examinations  . . . . . . . .  58
                        (d)  Reimbursement of Guaranty's
                              Expenses  . . . . . . . . . . . . . . . . .  59
                        (e)  Other Rights . . . . . . . . . . . . . . . .  59


ARTICLE 10  RELEASE . . . . . . . . . . . . . . . . . . . . . . . . . . .  59

      Section 10.1      Release by the FDIC Manager . . . . . . . . . . .  59
      Section 10.2      Release by Guaranty and the Acquirers . . . . . .  61
      Section 10.3      Accord and Satisfaction . . . . . . . . . . . . .  63
      Section 10.4      Rights to Enforce . . . . . . . . . . . . . . . .  63


ARTICLE 11  INDEMNIFICATIONS  . . . . . . . . . . . . . . . . . . . . . .  64

      Section 11.1      Indemnification by the FDIC Manager . . . . . . .  64
      Section 11.2      Indemnification by Guaranty . . . . . . . . . . .  68


ARTICLE 12  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .  70

      Section 12.1      Amendments  . . . . . . . . . . . . . . . . . . .  70
      Section 12.2      Notices . . . . . . . . . . . . . . . . . . . . .  70
      Section 12.3      Waiver  . . . . . . . . . . . . . . . . . . . . .  72
      Section 12.4      Governing Law . . . . . . . . . . . . . . . . . .  73
      Section 12.5      Severability  . . . . . . . . . . . . . . . . . .  73
      Section 12.6      Successors and Assigns  . . . . . . . . . . . . .  74
      Section 12.7      Headings  . . . . . . . . . . . . . . . . . . . .  74
      Section 12.8      Exhibits  . . . . . . . . . . . . . . . . . . . .  74
      Section 12.9      Entire Agreement  . . . . . . . . . . . . . . . .  74
      Section 12.10     Third-Party Beneficiaries . . . . . . . . . . . .  75
      Section 12.11     Execution in Counterparts . . . . . . . . . . . .  75
      Section 12.12     Computation of Time . . . . . . . . . . . . . . .  75
      Section 12.13     Continuing Cooperation  . . . . . . . . . . . . .  75



EXHIBITS

      2.2               AFB Tax Agreement
      2.3(a)            Resolved Disputes
      2.3(b)            Outstanding Disputes
      2.5               Subsidiaries Agreement
      3.1(a)            Transferred Loans
      3.1(b)            Mortgages and Other Collateral
      3.1(d)            Transferred REO

      3.1(e)            Personal Property
      3.1(f)            Certain Agreements Related to Transferred REO
                  (Assigned Contracts)
      3.1(g)            Transferred Subsidiaries
      3.1(j)            Intellectual Property
      3.1(k)            Licenses
      3.1(m)            Certain Covered Assets Not Retained by Guaranty
      3.1(n)            Forms of Deeds and Assignments of Leases and
                        Landlord Consents and Related Assignments
                  (Transfer Documents)
      3.1(o)            Form of Bill of Sale
      3.1(p)            Form of Endorsement (Transferred Loans)
      3.1(q)            Form of Record (Mortgage Assignment)
      3.1(r)            Form of Transfer (Quitclaim Subsidiaries)
      3.4               Transferred Claims
      3.5(a)            Transferred Cases
      4.1               Exceptions and Disputes Regarding Final SRA
                        Report
      7.1(c)(i)         Form of Legal Opinion for Guaranty
      7.1(c)(ii)        Form of Legal Opinion for the Acquirers
      7.1(f)            Form of Certificate of Representations and
                        Warranties and Performance of Guaranty and
                        the Acquirers
      7.1(h)            Form of Certificate for FDIC Manager of
                        Confirmation of Exemption from Taxes
      7.2(c)            Form of Legal Opinion for the FDIC
      8.1(g)            Exceptions to Litigation Matters
      8.1(i)            Exceptions to Title and Related Matters
      8.1(j)            Exceptions to Permits and Licenses
      8.1(k)            Exceptions to Agreements Regarding Sale of
                        Transferred Assets
      8.1(l)            Exceptions to Arrangements Affecting
                        Transferred REO
      8.1(m)            Exceptions to No Violations of Law
      8.1(n)            Exceptions to Environmental Matters
      9.4(a)            Certain Retention Periods
      12.2              FDIC List of Additional Addresses

      ADDENDUM TO EXHIBITS

                             TERMINATION AGREEMENT



      This TERMINATION AGREEMENT (this "Agreement"), dated as of October 31, 1995, is entered into by and among the Federal Deposit Insurance Corporation (the "FDIC") as Manager of the FSLIC Resolution Fund (the "FRF") (the FDIC as Manager of the FRF is herein called the "FDIC Manager"), Guaranty Federal Bank, F.S.B., Dallas, Texas ("Guaranty"), the surviving institution resulting from the merger of American Federal Bank, F.S.B., Dallas, Texas ("AFB") with and into Guaranty, which subsequently became the successor-in-interest to LSST Financial Services Corporation ("LSST"), a savings and loan holding company incorporated under the laws of the State of Delaware, Guaranty Holdings Inc. I ("Guaranty Holdings I"), a savings and loan holding company incorporated under the laws of the State of Delaware of which Guaranty is a wholly-owned subsidiary, and Temple-Inland Inc. ("Temple-Inland"), a corporation incorporated under the laws of the State of Delaware (Guaranty Holdings I and Temple-Inland collectively, the "Acquirers").

                                   RECITALS

      The FRF is the transferee of the assets and liabilities of the Federal Savings and Loan Insurance Corporation (the "FSLIC"). The FDIC Manager, Guaranty, and the Acquirers desire to provide for (i) the early termination of that certain Assistance Agreement dated August 18, 1988 by and among the FSLIC, AFB, and LSST, as amended by Amendment No. 1 dated as of August 31, 1990 to the Assistance Agreement (the "First Amendment"), and the Settlement Agreement and Second Amendment to Assistance Agreement dated as of September 30, 1992 (the "Settlement Agreement and Second Amendment") (collectively, the "Assistance Agreement"), (ii) the settlement of certain disputes under the Assistance Agreement, (iii) the execution of the AFB Tax Agreement (as defined in and provided pursuant to Sections 2.1 and 2.2 hereof), and (iv) certain other matters.

      Capitalized terms not otherwise defined herein shall have the meanings given such terms in the Assistance Agreement.

                                   AGREEMENT

      In consideration of the mutual promises and covenants contained herein, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and, notwithstanding anything to the contrary under the terms of the Assistance Agreement or any related agreement, the parties hereby agree as follows:

                                   ARTICLE 1
                                    CLOSING

      The consummation of the transactions contemplated by this Agreement, subject to the satisfaction or waiver of the conditions precedent set forth in
Article 7 hereof, shall take place effective as of October 31, 1995 (the





"Closing Date"), at a closing (the "Closing") to be held at the offices of Brown McCarroll & Oaks Hartline in Dallas, Texas at 10:00 a.m. Central Standard Time on October 31, 1995, or such earlier or later date, or in such other place or manner, as the parties hereto may agree in writing. All deliveries of documents under this Agreement, other than any certificates or other documents required to be presented pursuant to Article 7 hereof, shall be made in Dallas, Texas at the office of Guaranty where such items are located.

                                   ARTICLE 2
                 TERMINATION AMOUNT AND CERTAIN OTHER MATTERS

      Subject to the satisfaction or waiver in writing of the conditions precedent set forth in Article 7 hereof:

      Section 2.1 Payment of Termination Amount. The FDIC Manager shall pay or cause to be paid to Guaranty, within three (3) business days following the Closing Date, by wire transfer in immediately available funds, $127,930,944 (the "Termination Amount"), which is an amount equal to (i) the Book Value of each Transferred Asset (as defined in Section 3.1 hereof) as of August 31, 1995, minus (ii) an amount equal to the settlement amount, if any, as contemplated in the AFB Tax Agreement attached hereto as Exhibit 2.2 (the "AFB Tax Agreement"). A certificate executed by the parties contemporaneously with the execution of this Agreement contains the dollar amount for each component of the Termination Amount.

      Section 2.2 AFB Tax Agreement. On the Closing Date, Guaranty and the FDIC Manager will execute and deliver, each to the other, the AFB Tax Agreement attached hereto as Exhibit 2.2.

      Section 2.3  Disputes.
      (a) The parties hereby agree that Exhibit 2.3(a) attached hereto sets forth issues that have previously been disputed but as to which the parties now agree that all payments due between them have been encompassed in the Termination Amount.
      (b) The parties hereby agree that Exhibit 2.3(b) attached hereto contains a description of the disputes that remain unresolved as of the Closing Date (the "Outstanding Disputes") among the parties hereto.

      Section 2.4 Termination of Assistance Agreement; Survival of Tax Benefit Agreement. The parties hereto agree that, except as otherwise provided for herein, upon the occurrence of the Closing, the Assistance Agreement (including any and all provisions therein which explicitly survive the termination or expiration of the Assistance Agreement) and all rights and obligations of the parties thereto not previously fulfilled shall terminate effective as of the Closing Date. Notwithstanding the foregoing, (i) Section 6(c) of the Assistance Agreement, (ii) the provisions of the First Amendment and the Settlement Agreement and Second Amendment which purport to settle certain disputes existing among the parties thereto and, (iii) except as affected by the AFB Tax Agreement, the provisions of the Tax Benefit Agreement dated September 10, 1993 by and among AFB, LSST, Lone Star Technologies, Inc., Guaranty, the Acquirers, and the FDIC Manager (the "Tax Benefit Agreement") shall survive the Closing. The parties hereto acknowledge and agree that the issues identified from the compliance audits with respect to the period beginning on the Effective Date and ending March 31, 1994 are resolved in the manner as contemplated by Section 6(c) of the Assistance Agreement.

      Section 2.5 Agreement Relating to Subsidiaries. The parties hereto agree that the Agreement Relating to Liquidation and Dissolution of (AFB) Subsidiaries dated August 24, 1995 (the "Subsidiaries Agreement"), by and among the FDIC Manager, Guaranty, and the Acquirers, attached hereto as
Exhibit 2.5, shall survive the Closing Date.

                                   ARTICLE 3
                              TRANSFER OF ASSETS

      Section 3.1 Transferred Assets. At the Closing, Guaranty shall transfer, assign, and convey to the FDIC Manager, without recourse, representation or warranty, express or implied (except as set forth in this Agreement or in the documents (the "Transfer Documents") executed by Guaranty as of the date thereof effecting such transfer, assignment, and conveyance) and to the fullest extent permitted by law or applicable contract provision, all of Guaranty's right, title, and interest in and to the following assets, properties, and rights (the "Transferred Assets"), all of which Transferred Assets are either (i) Covered Assets under the Assistance Agreement or (ii) assets, the purchase price or other cost of which has been reimbursed (or credited) to Guaranty as an allowable expense under the Assistance Agreement:

            (a) Transferred Loans. The mortgage and non-mortgage loans (including participation interests) listed on Exhibit 3.1(a) attached hereto (the "Transferred Loans");
            (b) Mortgages. All mortgages, deeds of trust, and other collateral interests securing the Transferred Loans (collectively, the "Mortgages"), including but not limited to all assignments of leases and rents, all assignments of office, hotel, parking and other management agreements, all assignments of contracts for construction and architectural work, and all security interests in owned and leased personal property of any of the borrowers under the Transferred Loans, including but not limited to the Mortgages and other collateral listed on Exhibit 3.1(b) attached hereto;
            (c) Environmental Indemnities. All transferable environmental and other indemnities given to or held by Guaranty in connection with any of the Transferred Loans, together with all transferable puts, options, and rights of Guaranty to either sell loans or portions thereof to third parties, or acquire any real or personal property securing any of the Transferred Loans;
            (d) Transferred REO. The real property listed on Exhibit 3.1(d) attached hereto (the "Transferred REO"), together with (i) the improvements and fixtures located on the Transferred REO, (ii) the personal property used exclusively and associated with the operation of the Transferred REO, (iii) all appurtenances, rights, easements, rights-of-way, tenements, and hereditaments incident to the ownership and operation of the Transferred REO, and (iv) any environmental and other indemnity rights under insurance policies, or rights of contribution against other persons given to or held by Guaranty in connection with any of the Transferred REO;
            (e) Furniture, Fixtures, and Equipment. All machinery, equipment, vehicles, furniture, tools, spare parts, supplies, materials, and other similar personal property owned or leased by Guaranty located at the site of the Transferred Assets and pertaining to the Transferred REO, including, without limitation, the items described in Exhibit 3.1(e) attached hereto;
            (f) Assigned Contracts. All transferable agreements related to the operation, ownership, sale, leasing, maintenance or development of the Transferred REO (which are described in Exhibit 3.1(f) attached hereto), including, without limitation, (i) lease agreements entered into with third party tenants, (ii) agreements for the purchase or sale of goods, materials, supplies, tenant lists, media services, machinery, capital assets or services, (iii) joint venture or partnership agreements with any person, (iv) insurance policies, and (v) any other agreements related to the operation, ownership, sale, leasing, maintenance or development of the Transferred REO (collectively, "Assigned Contracts") to the extent the cost of acquiring such Assigned Contracts has been reimbursed (or credited) to Guaranty as an allowable expense under the Assistance Agreement;
            (g) Transferred Subsidiaries. Original stock certificates (if available) relating to those subsidiaries transferred to the FDIC Manager listed on Exhibit 3.1(g) attached hereto (the "Transferred Subsidiaries"), which shall be the only subsidiaries transferred to the FDIC Manager; provided, however, that the stock transfer documents regarding the Quitclaim Subsidiaries as set forth on
      Exhibit 3.1(g) attached hereto (the "Quitclaim Subsidiaries") shall only quitclaim any interest Guaranty may have therein;
            (h) Books and Records. Originals or, when such originals are not in Guaranty's possession, copies of all Books and Records (as defined in Section 9.4(a)(iv) hereof) relating exclusively to the Transferred REO and the Transferred Loans reasonably deemed necessary by the FDIC Manager and to the extent any such Books and Records vest any transfer rights and interests with Guaranty, then such transfer rights and interests shall be assigned to the FDIC Manager;
            (i) Software. All transferable computer systems, software and related documentation used exclusively in the operation of the Transferred REO and the servicing of the Transferred Loans;
            (j) Intellectual Property. All United States trademarks, service marks, trademark and service mark applications, trade names, trade rights, whether or not registered, and assignable licenses and permits (collectively, "Intellectual Property"), in each case used exclusively in the operation of the Transferred REO, including, without limitation, those listed on Exhibit 3.1(j) attached hereto, but not including those listed on Exhibit 3.1(j) attached hereto which are specifically referenced therein as excluded from the Intellectual Property;
            (k) Licenses. All transferable permits, certificates of occupancy, licenses, approvals, and authorizations issued to Guaranty or any of its subsidiaries by Federal, state or local governments or governmental authorities which are necessary or appropriate to comply with applicable laws and regulations relating to any of the Transferred Assets, including, without limitation, those items listed on Exhibit 3.1(k) attached hereto (collectively, "Licenses");
            (l) Receivables. All loans or other receivables charged off the books and records of the Acquired Associations prior to the Effective Date where Guaranty is legally entitled to receive payment for its account, including, but not limited to, payments that would otherwise have been credited to the FDIC Manager under Section 3(b)(1) of the Assistance Agreement; and
            (m) Other Covered Assets. All other Covered Assets, including those items listed on Exhibit 3.1(m) attached hereto, and including deficiencies, judgments, charge-offs and any other assets representing potential recoveries relating to a Covered Asset.

      The transfer, assignment, and conveyance of the foregoing assets to be conveyed shall be effected by means of the Transfer Documents. The Transfer Documents shall consist of the following: (i) deeds and assignments of leases, in recordable form, with respect to the Transferred REO, and landlord consents, to the extent obtained, and assignments related thereto, all substantially in the form of Exhibit 3.1(n) attached hereto; (ii) a duly executed bill of sale, substantially in the form of Exhibit 3.1(o) attached hereto; (iii) with respect to the Transferred Loans, the original note (if available), or, when such original is not in Guaranty's possession, a copy of the original note (if available), endorsed by Guaranty without recourse in the form of Exhibit 3.1(p) attached hereto; (iv) with respect to the Mortgages, the original Mortgage, or, when such original is not in Guaranty's possession, a copy of the original Mortgage (if available), as recorded with evidence of recording indicated therein and an original Mortgage assignment, without recourse, in recordable form to the FDIC Manager in substantially the form of
Exhibit 3.1(q) attached hereto; (v) instruments of assignment and licenses with respect to Intellectual Property and Licenses; (vi) with respect to Assigned Contracts, assignment and assumption agreements under which all of Guaranty's rights are transferred to the FDIC Manager, together with the originals of such Assigned Contracts, or, when such originals are not in Guaranty's possession, copies of such Assigned Contracts (if available); and
(vii) with respect to the Transferred Subsidiaries, the original stock certificates (if available), except with regard to the Quitclaim Subsidiaries, a quitclaim transfer in substantially the form of Exhibit 3.1(r) attached hereto; provided, however, that in the event Guaranty does not deliver originals or copies of any of the Transfer Documents as specified in this paragraph which were in existence (and received by Guaranty) on or created subsequent to November 12, 1993, Guaranty shall pay all fees and expenses incurred by the FDIC Manager as a result of Guaranty's failure to provide such documentation and shall indemnify and hold harmless the FDIC Indemnitees (as defined in Section 11.2(a) hereof) from all claims as a result of Guaranty's failure to provide such documentation, including but not limited to claims against the FDIC Manager challenging the FDIC Manager's ownership or status in connection with any Transferred Assets where Guaranty has not delivered to the FDIC Manager Transfer Documents which were in existence (and received by Guaranty) on or created subsequent to November 12, 1993.

      The FDIC Manager and Guaranty acknowledge and agree that effective as of the Closing Date, such Transferred Assets will cease to be Covered Assets under the Assistance Agreement and will be owned by the FDIC Manager free and clear of any right, claim, equity, or other adverse interest of Guaranty.

      Section 3.2 Assumed Liabilities. The FDIC Manager assumes liability for all costs, expenses, demands, and claims of any kind or nature relating to the ownership, maintenance, or operation of the Transferred Assets accruing from and after the Closing Date.

      Section 3.3 Guaranty's Cooperation with Respect to Transfer of Transferred Assets.
      (a) On and after the Closing Date, (i) Guaranty will execute and deliver all instruments as are reasonably necessary to complete the assignments or transfers of its right, title and interest in the Transferred Assets, in a form reasonably satisfactory to the FDIC Manager and Guaranty; provided, however, that such instruments shall not include any terms inconsistent with this Agreement or the Transfer Documents or impose or purport to impose on the FDIC Manager, Guaranty or any of its affiliates any liability or other obligation not expressly set forth in this Agreement or the Transfer Documents; and (ii) Guaranty will transfer and deliver to the FDIC Manager all Books and Records relating exclusively to the Transferred Assets, and deemed reasonably necessary by the FDIC Manager to effectively take ownership and control of the Transferred Assets within fifteen (15) business days after receipt by Guaranty of a written request from the FDIC manager specifying the documents to be transferred and delivered. Nothing contained herein shall obligate the FDIC Manager to acquire any Transferred Asset that is not a Covered Asset under the Assistance Agreement. Guaranty's obligations under this Section 3.3(a) shall terminate on August 18, 1998.
     (b) Guaranty shall timely file all information returns (including but not limited to forms required to be filed pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), such as Section 6049 (Form 1099-INT and 1099-OID), Section 6050H (Form 1098), Section 6050J (Form 1099-A), Section 6041 (Form 1099-MISC), Section 6050P (Form 1099-C), Section 6047 (Form 1099-
R), Section 6045 (Form 1099-S and Form 1099-B), Section 6042 (Form 1099-DIV) and Section 6044 (Form 1099-PATR)) required to be filed related to taxable year 1994 with respect to the Transferred Assets and taxable year 1995 with respect to the Transferred Assets but only to the extent Guaranty held the Transferred Assets in taxable year 1995, and Guaranty is responsible for reporting for events or transactions occurring during such period pursuant to the relevant provisions of the Code.
      (c) Notwithstanding anything to the contrary contained herein, Guaranty shall retain such work papers and tax records as may be reasonably necessary or appropriate for Guaranty's or an Acquirer's continued use and access in connection with any subsidiaries which are or have been encompassed within the consolidated federal income tax return of an Acquirer at any time from and after August 18, 1988 through and including the Closing Date. Guaranty shall maintain such work papers and records in accordance with Section 9.4(a) hereof.
      (d) The FDIC Manager shall cause any documents or records delivered to it by Guaranty to be made reasonably available to Guaranty from and after such delivery through August 18, 1998, or so long thereafter as any issues remain unresolved as between Guaranty and the FDIC Manager under and pursuant to this Agreement. Upon request by Guaranty to review any such documents during such period, the FDIC Manager shall cause the custodian thereof to make the documents available to Guaranty or its agents for inspection and/or copying within a reasonable time following any such request. Guaranty shall reimburse the FDIC Manager for the amount of all costs and expenses reasonably incurred by the FDIC Manager in connection with the retrieval, copying, and/or production of any part of such documents at Guaranty's direction or at the direction of any agent or attorney thereof on or after the completion of the Post Closing Audit.

      Section 3.4 Transferred Claims. On the Closing Date, Guaranty shall transfer, assign, and convey to the FDIC Manager, without recourse, representation or warranty, express or implied (except as set forth in this Agreement or the Transfer Documents) and to the fullest extent permitted by law or applicable contract provision, all of Guaranty's right, title, and interest in and to any Acquired Association Claim or Related Claim with respect to the Transferred Assets, including but not limited to those Acquired Association Claims and Related Claims being identified in Exhibit 3.4 attached hereto (the "Transferred Claims"). On and after the Closing Date, (a) Guaranty will execute and deliver all instruments reasonably necessary to complete the assignments or transfers of its right, title and interest in the Transferred Claims in a form reasonably satisfactory to the FDIC Manager and Guaranty; provided, however, that such instruments shall not include any terms inconsistent with this Agreement or the Transfer Documents or impose or purport to impose on the FDIC Manager, Guaranty or any of its affiliates any liability or other obligation not expressly set forth in this Agreement or the Transfer Documents, and (b) Guaranty will deliver to the FDIC Manager all Books and Records relating exclusively to the Transferred Claims within ten
(10) business days after receipt by Guaranty of a written request from the FDIC Manager specifying the documents to be transferred and delivered, and deemed reasonably necessary by the FDIC Manager to effectively prosecute such Transferred Claims.

      Section 3.5  Transfer of Litigation.
      (a) Effective upon the Closing Date, the FDIC Manager shall assume the responsibility for managing and conducting all proceedings relating to the litigation cases (the "Transferred Cases") listed on Exhibit 3.5(a) attached hereto. Immediately following the Closing, Guaranty will advise its outside counsel in writing of the FDIC's assumption of the responsibility for managing the Transferred Cases and direct its outside counsel to prepare those documents reasonably necessary to substitute the FDIC Manager for Guaranty or any affiliate of Guaranty to the extent requested to do so in particular cases by the FDIC Manager and designate new counsel of record for the Transferred Cases. The FDIC Manager shall provide Guaranty with a copy of any pleadings and correspondence directly related to such Transferred Cases which the FDIC Manager receives in connection with such cases and direct its counsel to consult with Guaranty regarding the progress of the Transferred Cases and the likelihood of success with respect thereto.
      (b) Effective upon the Closing Date, the FDIC Manager shall pay all legal fees and expenses (including expenses related to the preparation of documents reasonably necessary to substitute counsel as provided in Section 3.5(a) hereof) incurred in connection with the Transferred Cases on or after the Closing Date and shall indemnify and hold harmless the Guaranty Indemnitees (as defined in Section 11.1(a) hereof) from all claims for such legal fees and expenses.

      Section 3.6  [Reserved].

      Section 3.7 As Is, Where Is. The FDIC Manager hereby acknowledges and agrees that the FDIC Manager is purchasing the Transferred Assets on an "As Is", "Where Is," and "With all Faults" basis without representations, warranties and covenants, express or implied of any kind or nature (other than the representations and warranties set forth in Section 8.1 hereof or the Transfer Documents). The FDIC Manager further acknowledges and agrees that
(a) AFB acquired the Transferred Assets through transfer by the former FSLIC, as receiver for various closed savings and loan associations, or after the date of such receivership and, therefore, has owned the Transferred Assets only since the date of transfer and (b) Guaranty acquired the Transferred Assets by merger of AFB with and into Guaranty on November 12, 1993, and Guaranty is not in a position to make any specific representations or warranties, express or implied, as to the Transferred Assets regarding the period prior to November 12, 1993 (other than the representations and warranties set forth in Section 8.1 hereof or the Transfer Documents); provided, however, that nothing contained in this Section 3.7 shall limit the warranties set forth in the instruments to be delivered from Guaranty to the FDIC Manager at Closing pursuant to Section 3.1 hereof. Guaranty has not warranted, and does not hereby warrant, that the Transferred Assets now or hereafter will meet or comply with the requirements of any health, safety, or environmental statute, code or regulation of the United States, State of Texas (or other state where such asset is located), the cities or counties where the Transferred Assets are located, or any other authority or jurisdiction. Notwithstanding anything to the contrary contained herein, this Section 3.7 shall survive the Closing. This Section 3.7 is not intended to and shall not release Guaranty for any liability to the FDIC Manager as a result of a breach of the representations contained in Sections 8.1(i) through (n) hereof.

      Section 3.8 Filing and Recording. The FDIC Manager shall (a) determine which of the instruments transferring or assigning Transferred Assets shall be recorded or filed, (b) transmit the instrument for recording and (c) pay all costs and expenses incurred in connection therewith, including, but not limited to, transfer fees, transfer taxes, mortgage fees, recording fees, and filing fees.

      Section 3.9 Privilege. The FDIC Manager acknowledges that Guaranty has the right to assert that attorney work product, attorney client communication and other documents in Guaranty's possession are privileged, thus not subject to production upon request of third parties. This privilege may be waived or otherwise compromised as a result of the transfer of Transferred Assets, Transferred Claims, and Transferred Cases to the FDIC Manager. The FDIC Manager agrees that the waiver or compromise of the privilege as a result of this transaction does not, in any way, affect the release and/or indemnification rights or obligations pursuant to this Agreement.

                                   ARTICLE 4
                           POST-CLOSING ADJUSTMENTS

      Section 4.1  Final SRA Report.
      (a) The parties hereto acknowledge and agree that the Transferred Assets will be transferred, assigned, and conveyed to the FDIC Manager in accordance with Article 3 hereof at the Book Value of each Transferred Asset as of August 31, 1995, and that, except for the FDIC Manager's purchase payment for such Transferred Assets at Book Value (which payment is encompassed in the Termination Amount), such transfer, assignment and conveyance shall be deemed a "purchase" and a Liquidation of Covered Assets as provided for in Section 19(a) of the Assistance Agreement for purposes of calculation of any payments in the Final SRA Report (as defined in Section 4.1(b) hereof). If the Book Value as of the Closing Date of a Transferred Asset is less than the Book Value of the Transferred Asset as of August 31, 1995, then an amount equal to the difference between the Book Value as of the Closing Date of the Transferred Asset and the Book Value as of August 31, 1995 of the Transferred Asset shall be credited to Special Reserve Account I for purposes of the Final SRA Report Payment (as defined in Section 4.1(c) hereof). If the Book Value as of the Closing Date of a Transferred Asset is greater than the Book Value of the Transferred Asset as of August 31, 1995, then an amount equal to the difference between the Book Value as of the Closing Date of the Transferred Asset and the Book Value as of August 31, 1995 of the Transferred Asset shall be debited to Special Reserve Account I for purposes of the Final SRA Report Payment. In no event will adjustments duplicate items that would already be a part of such Final SRA Report Payment.

      (b) Guaranty shall deliver to the FDIC Manager a report with respect to the period commencing on July 1, 1995, and ending on the Closing Date (the "Final SRA Report") no later than ninety (90) days after the Closing Date.
The Final SRA Report shall contain (i) the items required to be included in a Quarterly Report under Section 16 of the Assistance Agreement and be in the format (with supporting documentation) in accordance with the policies and procedures of the FDIC Manager with respect to previous Quarterly Reports, excluding any Shared Gains or Shared Losses pursuant to the Assistance Agreement, and with all calculations of the Guaranteed Yield Amount based on the Book Values of the Transferred Assets accrued through and including the Closing Date; (ii) the adjustments to the Book Values of the Transferred Assets that are made in accordance with Section 4.1(a) hereof; and (iii) all payments or other proceeds received, and all costs or expenses paid, by Guaranty after the Closing Date but prior to the filing of the Final SRA Report relating to the Transferred Assets, Transferred Claims or Transferred Cases for periods on or prior to the Closing Date; provided, however, that the Final SRA Report shall not duplicate any debits or credits previously submitted in any SRA report unless such debit or credit (A) was subsequently approved by the FDIC Manager, (B) had been denied by the FDIC Manager because of a budget variance or lack of supporting documentation and it is being resubmitted with additional supporting documentation and is identified as such by Guaranty, or (C) is related to a matter set forth in Exhibit 2.3(b) attached hereto. The Final SRA Report may include items related to the FDIC's OIG (as defined in Section 5.1 hereof) audit for the period April 1, 1994, through and including the Closing Date. The Final SRA Report shall contain no calculation reflecting Shared Gains or Shared Losses in connection with the Transferred Assets. All such calculations for purposes of this Agreement have been accounted for by the FDIC Manager to the satisfaction of the parties hereto under Section 4.1(b) of that certain Termination Agreement dated as of October 31, 1995 by and among the FDIC Manager, Guaranty, and the Acquirers in connection with that certain Assistance Agreement dated September 30, 1988 by and among the former FSLIC, Guaranty, the Acquirers, Guaranty Holdings II, Inc., Mason Best Company, and Trammell Crow Ventures #3, Ltd. (the "GFB Assistance Agreement").
      (c) If the Final SRA Report indicates a net SRA credit, then no later than sixty (60) days after submission of the Final SRA Report, Guaranty shall pay the amount of such balance by a check if under $25,000, or by wire transfer in immediately available funds if $25,000 or greater, payable to the FDIC Manager. If the Final SRA Report indicates a net SRA debit, then no later than sixty (60) days after submission of the Final SRA Report, the FDIC Manager shall pay or cause to be paid to Guaranty, by wire transfer in immediately available funds, an amount equal to (i) the amount of such net SRA debit, less (ii) any Final SRA Report Disputed Items (as defined below) not previously taken into account by withholding payment therefor. The payment made by Guaranty, or, as the case may be, by the FDIC Manager pursuant to this
Section 4.1(c) shall be referred to herein as the "Final SRA Report Payment." For purposes of this Section 4.1, "Final SRA Report Disputed Items" shall mean
(A) the full amount of each exception or dispute which is specifically referenced on Exhibit 2.3(b) attached hereto, and (B) the full amount of each other exception or dispute noted by the FDIC Manager with respect to the Final SRA Report.
      (d) Within sixty (60) days after submission of the Final SRA Report, the FDIC Manager shall deliver to Guaranty the Final SRA Report Disputed Items Schedule (as defined below). If the FDIC Manager has not delivered the Final SRA Report Disputed Items Schedule to Guaranty within such sixty (60)-day period, then the FDIC Manager shall be deemed for all purposes hereunder to have waived all rights hereunder (other than rights under Section 4.2 hereof) to challenge the Final SRA Report or the Final SRA Report Payment. The "Final SRA Report Disputed Items Schedule" shall include a reasonably detailed description of each of the Final SRA Report Disputed Items, together with such other information and supporting documentation as may reasonably be required in order for Guaranty to evaluate the position taken by the FDIC Manager with respect to each of the Final SRA Report Disputed Items.
      (e) If there are any Final SRA Report Disputed Items, then the FDIC Manager and Guaranty shall attempt to resolve such items within thirty (30) days after Guaranty's receipt of the Final SRA Report Disputed Items Schedule (the date on which such thirty (30)-day period expires, or on which any extension of such period as the parties hereto may mutually agree to in writing expires, herein called the "Final SRA Report Resolution Deadline Date"). If the FDIC Manager and Guaranty resolve all such Final SRA Report Disputed Items to their mutual satisfaction by the Final SRA Report Resolution Deadline Date, then within ten (10) days following such resolution, the FDIC Manager shall pay to Guaranty, by wire transfer in immediately available funds, such amount, if any, as may be due to Guaranty pursuant to such resolution (the "Final SRA Report Disputed Items Payment"), together with interest at the rate equal to the thirteen (13)-week Treasury Bill rate, as most recently published in The Wall Street Journal (the "Interest Rate") on such Final SRA Report Disputed Items Payment from the date which is thirty
(30) days after receipt of the Final SRA Report to the date the Final SRA Report Disputed Items Payment is made.
      (f) If the FDIC Manager and Guaranty fail to resolve any outstanding Final SRA Report Disputed Items by the Final SRA Report Resolution Deadline Date, then either party may submit specific unresolved Final SRA Report Disputed Items to arbitration pursuant to Article 6 hereof.

      Section 4.2  Post-Closing Expenses and Receipts.
      (a) If Guaranty receives any bills for any cost or expense incurred relating to the Transferred Assets, any Covered Assets which are sold or otherwise liquidated by Guaranty prior to the Closing Date, Transferred Claims or the Transferred Cases for periods on or prior to the Closing Date, which would have been a reimbursable item under the Assistance Agreement had it not been terminated but was not included as a reimbursable item in either the Final SRA Report or in any previous Quarterly Report filed pursuant to the Assistance Agreement, then such bills, costs, or expenses shall be paid by Guaranty. Guaranty shall submit monthly statements to the FDIC Manager within fifteen (15) days after the end of each previous month regarding such payments (except that with respect to any monthly statements that Guaranty is required to submit to the FDIC Manager under this Section 4.2(a) that have been submitted by Guaranty prior to the filing of the Final SRA Report, Guaranty shall submit such statements as part of the Final SRA Report), and the FDIC Manager shall, within thirty (30) days following receipt of each monthly statement (in a format, with supporting documentation, acceptable to the FDIC Manager), reimburse Guaranty for the amount of such payment; provided, however, that Guaranty has not otherwise been reimbursed and such expenses have not been paid pursuant to Section 4.1 hereof. Notwithstanding the foregoing, all bills for such costs and expenses must be submitted on or prior to one hundred eighty (180) days after the Closing Date, and Guaranty shall not be entitled to reimbursement for any bills submitted after such date.
      (b) If the FDIC Manager receives any bills or otherwise incurs any cost or expense with respect to the Transferred Assets for periods on or prior to the Closing Date (and such cost or expense, or amount reflected in such bill, would not have been reimbursable or creditable to Guaranty pursuant to the Assistance Agreement), such bills shall be forwarded to Guaranty for payment at the address provided in Section 12.2 hereof. All such bills shall be resolved by Guaranty within thirty (30) days after receipt. The bills and costs and expenses incurred described in Section 4.2(a) hereof and this
Section 4.2(b) are collectively, the "Post Closing Expense Items".
      (c) If Guaranty and the FDIC Manager cannot agree upon who is responsible for any Post Closing Expense Items within thirty (30) days after an invoice is received, then either party may submit any such Post Closing Expense Items to arbitration pursuant to the provisions of Article 6 hereof.
      (d) Guaranty shall notify all appropriate parties in writing as of the Closing Date that the FDIC Manager has assumed responsibility for all costs and expenses relating to the Transferred Assets, Transferred Claims or Transferred Cases to the extent described in this Section 4.2. Such notification shall be prepared by Guaranty and shall be in form and substance reasonably satisfactory to the FDIC Manager and its counsel.
      (e) (i) For a period of one hundred twenty (120) days following the Closing Date, Guaranty shall act as the collecting agent on behalf of the FDIC

Manager on the terms provided in this Section 4.2(e)(i). If, during such one hundred twenty (120)-day period, Guaranty receives any payment or other proceeds related to any Transferred Asset, Transferred Claim or Transferred Case after the Closing Date, it shall (A) deliver to the FDIC Manager, c/o Federal Deposit Insurance Corporation, Division of Depositor and Asset Services, 5080 Spectrum Drive, Suite 1000-E, Dallas, Texas 75248, Attn:
Conversions Specialist, a report with respect to all such payments or other proceeds applied by Guaranty on each Transferred Asset, Transferred Claim or Transferred Case on a weekly basis, and each such report shall be certified as true, complete, and accurate by the Chief Financial Officer of Guaranty, and
(B) pay to the FDIC Manager, on the fifth business day following the last day of each month during the 120-day period following the Closing Date, an amount equal to all payments and other proceeds received and applied by Guaranty with respect to the Transferred Assets, Transferred Claims or Transferred Cases during such month.
            (ii) If, following the 120-day period referred to in Section 4.2(e)(ii) hereof, Guaranty receives any payment or other proceeds with respect to any Transferred Asset, Transferred Claim or Transferred Case after the Closing Date, it shall pay such amount over to the FDIC Manager within thirty (30) days after receipt of such payment or proceeds.
      (f) The payments or other proceeds described in Section 4.2(e) hereof are collectively, the "Post-Closing Receipt Items". If Guaranty and the FDIC Manager cannot agree upon who is entitled to any Post-Closing Receipt Items within thirty (30) days after such payment or other proceeds is received, then either party may submit any such Post-Closing Receipt Items to arbitration pursuant to the provisions of Article 6 hereof.

                                   ARTICLE 5
                              POST-CLOSING AUDIT

      Section 5.1 Generally. The FDIC Manager will use its best efforts to ensure that within one (1) year following the Closing Date, the Office of the Inspector General (the "OIG") shall commence an audit (the "Post-Closing Audit") of (i) all amounts credited or debited to the Special Reserve Accounts from April 1, 1994, through and including the Closing Date, including the Final SRA Report, and (ii) all payments by the FDIC Manager or its predecessor to Guaranty pursuant to the Assistance Agreement and this Agreement from April 1, 1994, through and including the Closing Date. The Post-Closing Audit may result in a Post-Closing Audit Payment (as defined in Section 5.2 hereof) in accordance with Sections 5.2 and 5.3 hereof.

      Section 5.2 Post-Closing Audit Payment. For purposes of this Agreement, "Post-Closing Audit Payment" shall mean the amount, if any, which shall be paid by either the FDIC Manager to Guaranty, or by Guaranty to the FDIC Manager, resulting from the Post-Closing Audit and determined in accordance with the following calculations: (i) the FDIC Manager shall pay to Guaranty the amount, if any, by which (A) any net adjustment in Guaranty's favor determined pursuant to this Article 5, exceeds (B) any net adjustment in the FDIC Manager's favor determined pursuant to this Article 5, together with interest on such excess at the Interest Rate from and including the Closing Date to but excluding the date of such payment; or (ii) Guaranty shall pay to the FDIC Manager the amount, if any, by which (A) any net adjustment in the

FDIC Manager's favor determined pursuant to this Article 5, exceeds (B) any net adjustment in Guaranty's favor determined pursuant to this Article 5, together with interest on such excess at the Interest Rate from and including the Closing Date to but excluding the date of such payment.

      Section 5.3 Post-Closing Audit Procedures. The parties hereto agree that the Post-Closing Audit, and any adjustments as a result thereof, shall be conducted and determined in accordance with the following procedures:
            (a) Until completion of the Post-Closing Audit, Guaranty shall cause to be made available to the FDIC Manager or its designee, all Books and Records relating to any and all matters within the scope of the Post-Closing Audit, at such reasonable times as Guaranty and the FDIC Manager shall agree and at the offices of Guaranty where such Books and Records are located.
            (b) Within sixty (60) days after the FDIC Manager delivers a copy of the final audit report (the "Final Audit Report") resulting from the Post-Closing Audit to Guaranty, Guaranty shall provide to the FDIC Manager a written description of any items in such report with which Guaranty disagrees (the "Guaranty Disputed Items"). If Guaranty fails to provide a written description of any particular Guaranty Disputed Item within such sixty (60)- day period, Guaranty forever waives its right to dispute such item arising from the Post-Closing Audit. If there are no Guaranty Disputed Items, then within thirty (30) days following the sixtieth (60th) day after delivery by the FDIC Manager of the Final Audit Report resulting from the Post-Closing Audit to Guaranty, the Post-Closing Audit Payment shall be made.
            (c) If there are any Guaranty Disputed Items, then the FDIC Manager and Guaranty shall attempt to resolve such items within thirty (30) days following the receipt by the FDIC Manager of the written description of the Guaranty Disputed Items (the date on which such thirty (30)-day period expires, or any extension of such period as the parties hereto may mutually agree to in writing, herein called the "Post-Closing Audit Resolution Deadline Date"). If the FDIC Manager and Guaranty resolve all such items to their mutual satisfaction by the Post-Closing Audit Resolution Deadline Date, then within thirty (30) days following such resolution, the Post-Closing Audit Payment shall be made.
            (d) If the FDIC Manager and Guaranty fail to resolve any outstanding Guaranty Disputed Items by the Post-Closing Audit Resolution Deadline Date, then Guaranty may notify the FDIC Manager of Guaranty's intent to submit specific items of unresolved Guaranty Disputed Items to arbitration pursuant to the provisions of Article 6 hereof. Failure to notify the FDIC Manager of Guaranty's intent to submit any unresolved Guaranty Disputed Item to arbitration (together with Guaranty's determination of the appropriate amount of such Guaranty Disputed Item) within ten (10) business days following the Post-Closing Audit Resolution Deadline Date shall be deemed an acceptance of such non-submitted Guaranty Disputed Item by Guaranty, as well as a waiver of Guaranty's right to dispute such non-submitted Guaranty Disputed Item(s).


                                   ARTICLE 6
                              DISPUTE RESOLUTION

            Section 6.1 Dispute Resolution Procedures. In the event that any dispute arises between or among any of the parties hereto relating to any Final SRA Report Disputed Items, Post-Closing Expense Items, Post-Closing Receipt Items, Guaranty Disputed Items, items that are reimbursable pursuant to the Assistance Agreement or any disputes regarding an obligation to indemnify pursuant to Article 11 hereof (collectively, a "Dispute Item"), then the FDIC Manager and Guaranty shall attempt to resolve each Dispute Item within thirty (30) days following the receipt by the other party of written notice of the Dispute Item (the date on which such thirty (30) day-period expires, or on which any extension of such period as the parties hereto may mutually agree to in writing expires, herein called the "Dispute Resolution Deadline Date"). If the FDIC Manager and Guaranty resolve any such Dispute Item to their mutual satisfaction by the Dispute Resolution Deadline Date, then within ten (10) days following such resolution, the agreement reached by the parties thereto shall be documented and each party shall comply with the agreement.

      Section 6.2  Arbitration of Dispute Items.
      (a) If the FDIC Manager and Guaranty fail to resolve any outstanding Dispute Items by the Dispute Resolution Deadline Date, then either party may submit each specific unresolved Dispute Item to arbitration pursuant to the provisions of this Section 6.2(a). Failure to submit any unresolved Dispute Item to arbitration within thirty (30) days following the Dispute Resolution Deadline Date shall be deemed a waiver of both parties' right to dispute such non-submitted Dispute Item. The parties intend that to the maximum extent possible, but otherwise consistent with the provisions of this Agreement, arbitration shall be the sole dispute resolution process regarding any Dispute Item that is not resolved by the Dispute Resolution Deadline Date for such Dispute Item. Either party shall submit a matter for arbitration by delivering a notice to the other party in writing setting forth:
            (i)  A description of each Dispute Item submitted for
      arbitration;
            (ii)  A statement of the moving party's position with
      respect to each Dispute Item submitted for arbitration;
            (iii)  The value sought by the movant, or other relief
      requested regarding each Dispute Item submitted for   arbitration; and
            (iv) The name and address of the arbiter selected by the moving party (the "Movant Arbiter").
      (b) The non-moving party shall, within fifteen (15) days following receipt of a notice pursuant to Section 6.2(a) hereof, deliver a notice to the moving party setting forth:
            (i) The name and address of the arbiter selected by the non-moving party (the "Respondent Arbiter");
            (ii) A statement of the position of the respondent with respect to each Dispute Item; and
            (iii) The value sought by the respondent or other relief, if any, the respondent deems is due the movant with respect to each Dispute Item.
      (c) The Movant Arbiter and Respondent Arbiter shall select a third arbiter from a list furnished by the American Arbitration Association (the "AAA"). In accordance with the rules of the AAA, the three arbiters shall constitute the arbitration panel for resolution of each Dispute Item. The concurrence of any two arbiters shall be deemed to be the decision of the arbiters for all purposes hereunder. The arbitration shall proceed on such time schedule and in accordance with the Rules of Commercial Arbitration of the AAA then in effect, as modified by this Section 6.2, and judgment upon the award rendered by the arbiters may be entered by any court having jurisdiction thereof. The arbitration proceedings shall take place at such location as the parties thereto may mutually agree.
      (d) The FDIC Manager and Guaranty shall facilitate the resolution of each outstanding Dispute Item by making available in a prompt and timely manner to one another and to the arbiters for examination and copying, as appropriate, all documents, books, and records under their respective control that are reasonably relevant to the issues involved and that would be discoverable under the Federal Rules of Civil Procedure.
      (e) The arbiters designated pursuant to Sections 6.2(a), 6.2(b), and 6.2(c) hereof shall select, with respect to each Dispute Item submitted to arbitration pursuant to this Section 6.2, either (i) the position and relief submitted by Guaranty with respect to each Dispute Item, or (ii) the position and relief submitted by the FDIC Manager with respect to each Dispute Item, in either case as set forth in its respective notice pursuant to Section 6.2(a) or 6.2(b) hereof. The arbiters shall have no authority to select a value for each Dispute Item other than the determination set forth in clauses (i) and
(ii) of this Section 6.2(e). Subject to the provisions of the Administrative Dispute Resolution Act of 1990 (the "ADR Act"), the written decision of the arbiters designated pursuant hereto shall be final and binding on the parties thereto, except in the case of fraud, and shall be delivered to the parties thereto by the arbiters within fifteen (15) days after conclusion of the arbitration hearing. Any payment due or action to be taken pursuant to the decision made by the arbiters shall be paid or made within thirty (30) days after receipt of the written decision of the arbiters pursuant to this Section 6.2.
      (f) To the extent that the ADR Act (or any subsequent legislation applicable to or affecting this Agreement) allows the FDIC Manager to vacate or otherwise affect any decision or award of the arbiters hereunder, or otherwise gives the FDIC Manager or any person or entity having responsibility or control over the FDIC Manager to modify the procedures contained herein or affect the finality of any award made pursuant hereto, Guaranty shall have the same rights, subject to the requirements commensurate with those applicable to the FDIC Manager in connection with any such vacation, modification or other action affecting an arbitral award. Any amounts payable pursuant to an award made pursuant to this Section 6.2 shall bear interest at the Interest Rate from and after the date specified in Section 6.2(e) hereof, without regard to any extension of the finality of such award, until the date paid.

      Section 6.3 Fees and Expenses of Arbiters. The aggregate fees and expenses of the arbiters shall be allocated by the arbiters among each Dispute Item against the party who is not the prevailing party with respect to a particular Dispute Item, in connection with the payment provided for in
Section 6.2(e) hereof.

      Section 6.4  Other Remedies.  Except with respect to a Dispute Item that
(a) must be resolved or (b) the parties agree in writing to resolve pursuant to the arbitration procedures contained in Section 6.2 hereof and is not vacated, (i) each party shall have such other remedies as may be available through mediation, arbitration, or in a court of law or equity, provided, however, that each party shall attempt to resolve each such issue within thirty (30) days following the receipt by the other party of written notice of the issue; and (ii) in any proceeding brought to enforce any provision of this Agreement or to resolve any disputes arising hereunder or in connection herewith, the prevailing party shall be entitled to all costs of such action (including but not limited to attorneys' fees and expenses).

                                   ARTICLE 7
                        CONDITIONS PRECEDENT TO CLOSING

      Section 7.1 Conditions to Obligations of the FDIC Manager. The obligations of the FDIC Manager under this Agreement shall be subject to the waiver in writing or fulfillment, on or prior to the Closing, of each of the following conditions precedent:
      (a) Certified Resolutions. The FDIC Manager shall have received certificates from each of Guaranty and the Acquirers, signed by its corporate secretary or assistant corporate secretary and dated as of the Closing, certifying that: (i) its board of directors has duly adopted resolutions, copies of which shall be attached to such certificate, (A) approving the terms of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement, and (B) authorizing an officer of the company to execute and deliver this Agreement and all necessary ancillary documents;
(ii) all of such resolutions are in full force and effect; and (iii) none of such resolutions has been amended or modified.
      (b) Incumbency Certificate. The FDIC Manager shall have received certificates from each of Guaranty and the Acquirers, signed by its corporate secretary or assistant corporate secretary and dated as of the Closing, certifying as to each person executing this Agreement on behalf of such party, that (i) such person is an officer of such party holding the office or offices specified therein, and (ii) the signature of each such person set forth on such certificate is his or her genuine signature.
      (c) Legal Opinions. The FDIC Manager shall have received from each of Guaranty and the Acquirers signed opinions addressed to the FDIC Manager dated as of the Closing and substantially in the form of Exhibits 7.1(c)(i) and (ii) attached hereto, with such changes as the FDIC Manager, or its counsel may approve.
      (d) Proceedings. All corporate and other proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be satisfactory in form and substance to the FDIC Manager and its counsel and their consent thereto shall not be unreasonably withheld, and the FDIC Manager shall have received such counterpart originals or certified or other copies of such documents as it may reasonably request.
      (e) Consents and Approvals. The FDIC Manager shall have received reasonably satisfactory evidence that any and all governmental approvals or other third-party consents have been given which may be required in connection with the execution, delivery, and performance of this Agreement by Guaranty and the Acquirers.
      (f) Accuracy of Representations and Warranties; Performance. The representations and warranties of each of Guaranty and the Acquirers contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same effect as if made on and as of the Closing, and Guaranty and the Acquirers shall have performed or complied with all material covenants, agreements, and conditions herein that they are required to perform or comply with on or prior to the Closing. The FDIC Manager shall have received a certificate from each of Guaranty and the Acquirers executed by an executive officer thereof dated as of the Closing, certifying to the foregoing in the form of Exhibit 7.1(f) attached hereto.
      (g) Financial Condition. There shall have occurred no material adverse change in the financial condition of Guaranty after giving effect to the transactions contemplated by this Agreement.
      (h) Certificates. The FDIC Manager shall have received (i) an executed certificate from Guaranty or counsel to Guaranty with respect to the non-applicability to the matters contemplated in this Agreement of the Texas Limited Sales, Excise and Use Tax (Chapter 151 of the Texas Tax Code) subject to the execution and delivery by the FDIC Manager of a certificate in the form of Exhibit 7.1(h) attached hereto, and (ii) an executed Certificate of Non-Foreign Status from Guaranty with respect to Section 1445 of the Code.

      Section 7.2 Conditions to Obligations of Guaranty and the Acquirers. The obligations of Guaranty and the Acquirers under this Agreement shall be subject to the waiver in writing or fulfillment, on or prior to the Closing, of each of the following conditions precedent:
      (a) Accuracy of Representations and Warranties; Performance. The representations and warranties of the FDIC Manager contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same effect as if made on and as of the Closing, and the FDIC Manager shall have performed or complied with all material covenants, agreements, and conditions herein that it is required to perform or comply with on or prior to the Closing.
      (b) Delivery of Certain Documents. The FDIC Manager shall deliver to Guaranty and the Acquirers copies of a Resolution of the FDIC's Board of Directors, and subsequent delegations of authority, demonstrating the authority of the FDIC Manager to enter into the transactions contemplated by this Agreement.
      (c) Legal Opinion. Guaranty and the Acquirers shall have received from the FDIC a signed opinion addressed to each of Guaranty and the Acquirers from the Senior Counsel (Resolutions) to the FDIC dated as of the Closing and substantially in the form of Exhibit 7.2(c) attached hereto.
      (d) Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Guaranty and the Acquirers and their respective counsel and their consent thereto shall not be unreasonably withheld, and Guaranty and the Acquirers shall have received such counterpart originals or certified or other copies of such documents as they may reasonably request.

      Section 7.3 Conditions to Obligations of the FDIC Manager and Guaranty and the Acquirers. The obligations of the FDIC Manager and Guaranty and the Acquirers under this Agreement shall be subject to the waiver in writing or fulfillment, on or prior to the Closing, of each of the following conditions precedent:

      (a) Closing. The occurrence of the Closing on or prior to October 31, 1995, or such later date as mutually agreed to by the parties hereto.
      (b) No Litigation. No litigation, claim, investigation, or other proceeding shall be pending or threatened by or before any court, tribunal, agency, regulatory authority, arbitration panel, or otherwise, which challenges this Agreement or any of the transactions contemplated hereby, seeks an injunction against or the payment of damages in respect of the consummation of or compliance with any of the terms hereof, questions the legal authority of any of the parties to this Agreement with respect to the transactions contemplated herein, or which otherwise, in the opinion of Guaranty, of any Acquirer, or of the FDIC Manager, makes consummation of the transactions contemplated herein inadvisable.
      (c) Consents and Approvals. No governmental approvals or other third party consents that may be required to consummate the transaction contemplated herein or to comply with the terms of this Agreement shall impose, or be subject to or conditioned upon, the compliance by Guaranty or any Acquirer with any material obligation or condition other than those explicitly set forth in this Agreement, or otherwise contain any terms or provisions which, in the opinion of Guaranty or any Acquirer, are unduly burdensome or impractical, or which, in the opinion of Guaranty, or any Acquirer, or the FDIC Manager, would adversely affect the benefits to such party anticipated from this Agreement.
      (d) No Change in Law. Between the date hereof and the Closing, there shall not have occurred any material change in applicable law, regulation, or interpretation of any law or regulation (collectively, a "Change in Law"), nor shall there be pending any material proposed or prospective Change in Law, including without limitation any Change in Law, which may, or if adopted or implemented which may, in the opinion of Guaranty or any Acquirer, materially alter the anticipated legal effect of this Agreement or any related agreement, or alter, diminish, or impair the anticipated economic benefits of this Agreement or any related agreement to Guaranty or any Acquirer, or impose any material duties, obligations, or other burdens or costs on Guaranty or any Acquirer related to this Agreement or any related agreement or the transactions set forth herein other than those contemplated hereby or thereby on the date Guaranty and the Acquirers execute this Agreement.

                                   ARTICLE 8
                        REPRESENTATIONS AND WARRANTIES

      Section 8.1 Representations and Warranties of Guaranty. To induce the FDIC Manager to enter into this Agreement and to consummate the transactions contemplated hereby, Guaranty makes the following representations and warranties to the FDIC Manager as of the date hereof; provided, however, that when the knowledge of Guaranty is referred to in this Section 8.1, in the context of actual knowledge or otherwise, such knowledge is not intended to and does not include nor impute to Guaranty any knowledge of the officers, directors, employees or agents of AFB or any predecessor by merger or otherwise, except for the actual knowledge of an officer, director, employee or agent of AFB who became an officer, director, employee or agent (where the agency is with respect to the same matters) of Guaranty after the merger of AFB with and into Guaranty. The FDIC Manager's causes of action for a breach of the following representations and warranties shall survive the Closing;

provided, however, that, except for the representations and warranties set forth in Section 8.1(n) hereof, any such cause of action for a breach of any of the representations and warranties set forth in Sections 8.1(g)(ii) through
(q) hereof shall survive the Closing up to August 18, 1998, and shall thereupon terminate.
      (a) Corporate Existence. Guaranty is a Federally chartered stock savings bank duly organized, validly existing, and in good standing under the laws of the United States of America, with all requisite power and authority to (i) own and operate its properties and conduct its business as currently conducted by it, and (ii) engage in the activities and transactions described in and contemplated by this Agreement.
      (b) Due Authorization. Guaranty has full power and authority to execute, deliver, and perform this Agreement, and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement in accordance with its terms.
      (c) Binding Agreement. This Agreement has been duly authorized, executed, and delivered by Guaranty and, when duly authorized, executed, and delivered by the FDIC Manager, this Agreement shall constitute a legal, valid, and binding obligation of Guaranty, enforceable against it in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
      (d) Compliance with Law. The execution, delivery, and performance by Guaranty of this Agreement will not violate or conflict with any provision of any applicable law or regulation, or any order, writ, judgment, or decree of any court or governmental authority to which it is otherwise subject to an extent which would be materially adverse to the interests of any party hereunder.
      (e) Compliance with Obligations. The execution, delivery, and performance of this Agreement does not and will not (i) be a violation or breach of, or a default under, Guaranty's bylaws or charter, or (ii) result in a violation or breach of, or a default under, any material contract, lease, or other instrument to which it is a party (or which is binding on it or its assets), which violation, breach, or default, either individually or in the aggregate with all such other violations, breaches, and defaults, is material to the financial condition of Guaranty or its ability to observe or perform the terms of this Agreement.
      (f) Approvals and Consents. All governmental approvals (including any such approvals from the Office of Thrift Supervision) and other third party consents that are required in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated by this Agreement on the part of Guaranty, if any, have been obtained.
      (g)  Litigation.
            (i) Except as set forth in Exhibit 8.1(g) attached hereto, there is no legal action, suit, governmental investigation or proceeding pending (in which Guaranty is a party) or, to Guaranty's actual knowledge, threatened against or affecting Guaranty (whether or not Guaranty is a party) or any of its subsidiaries or their assets which questions the validity of this Agreement, or any of the transactions contemplated hereby, or which would be reasonably expected, either individually or in the aggregate with all such other actions, suits, investigations or proceedings, to materially and adversely affect the financial condition of Guaranty, or its subsidiaries or Guaranty's ability to perform, satisfy, or observe any obligation or condition under this Agreement.
            (ii) To Guaranty's actual knowledge, except as set forth in Exhibit 8.1(g) attached hereto, there is no pending action, suit, governmental investigation or proceeding which could have a material adverse effect on the value of any of the Transferred Assets, and Guaranty has no actual knowledge that any such action may result in any such effect and that is probable of assertion.
            (iii) To Guaranty's actual knowledge, except as set forth in Exhibit 8.1(g) attached hereto, no claim asserted to date in any of the Transferred Cases involves an allegation of fraud or willful misconduct on the part of Guaranty or AFB, or any of their directors, officers, employees, agents, or affiliated parties; provided, however, that this representation does not apply to (A) allegations relating to any act or failure to act by Guaranty taken in accordance with the written concurrence or direction of the FDIC Manager or its predecessors in interest, or (B) allegations that are without substantial basis in fact.
      (h) Financial Statements. Guaranty has supplied the RTC or the FDIC Manager with true and complete copies of its (i) audited consolidated statements of financial condition and consolidated statements of income, changes to shareholders' equity and statements of cash flow for the years ended December 31, 1990, December 31, 1991, December 31, 1992 and December 31, 1993, and related notes thereto, together with the related opinion of an independent certified public accounting firm that such financial statements fairly present the consolidated financial position of Guaranty as of the respective dates thereof, and (ii) consolidated results of operations and changes in cash flow of Guaranty for the periods ended on December 31, 1990, December 31, 1991, December 31, 1992 and December 31, 1993, which have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods, except as indicated therein or in the notes thereto.
      (i) Title and Related Matters. Except as set forth in Exhibit 8.1(i) attached hereto, and except with respect to any defects, encumbrances and/or exceptions to the title received by Guaranty or AFB on the Effective Date or which have been created in connection with the ownership and/or operation of an asset and approved by the FDIC Manager as in accordance with the terms of the Assistance Agreement, or which have arisen as a result of the acquisition of a Covered Asset by deed-in-lieu of foreclosure or foreclosure, Guaranty, to the best of its knowledge, (i) holds good and indefeasible title to the Transferred REO (provided, however, that it has not acquired an owner's policy of title insurance on all Transferred REO), with all rights under applicable state laws to maintain ownership and the use of such property as it is being used on the date hereof, (ii) owns good title to the Mortgages which encumber the properties, and (iii) owns good title to all of the Transferred Assets not constituting Transferred REO or Mortgages. To its actual knowledge, Guaranty has not taken any actions in violation of the terms of the Assistance Agreement (nor failed to take any actions) with respect to the Transferred Assets which has resulted or will result in any material adverse title claims, liens, mortgages, charges, security interests, pledges, options, encumbrances and other restrictions or limitations of any nature whatsoever affecting the Transferred Assets, except (A) as disclosed in Exhibit 8.1(i) attached hereto,
(B) for liens for taxes not yet due and payable or which are being contested in good faith, and (C) for easements, restrictions and encumbrances of record, which do not, either individually or in the aggregate, materially detract from the value, or substantially interfere with the use, of any of the Transferred Assets; provided, however, that no representation is made with respect to any action (or failure to act) (x) taken (or omitted) with the written concurrence or at the written direction of the FDIC Manager or any of its predecessors in interest, or in accordance with a written notice with respect to subsidiary business plans delivered by Guaranty to the FDIC Manager or its predecessors in interests with respect to which no written objection was delivered to Guaranty, or (y) that does not constitute gross negligence, fraud, or intentional or willful misconduct demonstrating a greater disregard of a duty of care than gross negligence. There is no, and Guaranty has received no notice, oral or written, of any, condemnation, expropriation, eminent domain or similar proceeding pending or threatened against any of the Transferred Assets, except as set forth in Exhibit 8.1(i) attached hereto, and Guaranty has made no commitments to, and has received no notice, oral or written, from any public authority or other entity with respect to the taking or use of any of the Transferred Assets, whether temporarily or permanently, for easements, rights-of-way, or other public or quasi-public purposes. Except as set forth in Exhibit 8.1(i) attached hereto, the physical condition of the Transferred Assets has not been materially adversely affected by any action of, or failure to act by, Guaranty or AFB between the Effective Date and the Closing except to the extent such actions or failures to act were explicitly directed or approved in writing by the FDIC Manager or its predecessor in accordance with the terms of the Assistance Agreement, normal wear and tear excepted.
      (j) Permits and Licenses. Except as set forth in Exhibit 8.1(j) attached hereto, Guaranty possesses all Licenses, all of which are freely assignable to the FDIC Manager or its designee.
      (k) No Other Arrangements. Except as set forth in Exhibit 8.1(k) attached hereto, and except as may be entered into between the date hereof and the Closing in accordance with the terms of the Assistance Agreement, Guaranty has not entered into any other agreement for the sale of any Transferred Assets.
      (l) No Leases, etc. Except as provided in Exhibit 8.1(l) attached hereto, and except as may be entered into between the date hereof and the Closing in accordance with the terms of the Assistance Agreement, neither Guaranty nor AFB has entered into any oral or written leases, licenses, permits, franchises, concessions, or employment, collective bargaining or occupancy agreements affecting the Transferred REO.
      (m) No Violations of Law. Except as set forth in Exhibit 8.1(m) attached hereto, Guaranty has not received any written notice, and Guaranty has no actual knowledge, of existing violations of any requirements of law that materially adversely affect the Transferred Assets.
      (n) Environmental Matters. Except as set forth in Exhibit 8.1(n) attached hereto, (i) Guaranty has no actual knowledge of any written studies or reports regarding the presence of hazardous substances (as defined by the Environmental Protection Agency pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), as amended, 42 U.S.C.

Section 9601 et seq.) on the Transferred REO (or the property to which the Mortgages relate), (ii) subject to incidental and non-consequential exceptions, Guaranty has no actual knowledge of the discharge or existence on the Transferred REO (or the property to which the Mortgages relate) of any hazardous substances, (iii) Guaranty has not received and has no actual knowledge of any prior owner of the Transferred REO (or the property to which the Mortgages relate) having received any notice of any kind relating to or in connection with the violation of any environmental statute including but not limited to the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Section 6901 et seq., and CERCLA, and all regulations adopted pursuant to RCRA and CERCLA, (iv) Guaranty has not caused any hazardous substances to be generated, treated, transported, stored, used, installed or disposed of (such term specifically not including continued migration of hazardous substances) in or on the Transferred REO (or the property to which the Mortgages relate), except for (A) such actions taken in accordance with applicable law; (B) incidental and non-consequential exceptions; or (C) the management of hazardous substances at or from Covered Assets in connection with (x) testing for environmental contamination; (y) remediation of environmental contamination; or (z) on-site or off-site treatment, storage or disposal of environmental contamination, (v) Guaranty has to the best of its knowledge used reasonable efforts to protect the Transferred REO against willful or wanton misconduct or grossly negligent acts or omissions of third parties that might have resulted in the material release of hazardous substances on the Transferred REO and/or any adjoining property, (vi) Guaranty has, when it has had actual knowledge of a violation, materially complied with applicable state and federal notification, disclosure, and reporting requirements during the period of time that it has held title to the Transferred REO, and (vii) Guaranty has no actual knowledge of any pending or expected administrative actions for penalties or cleanup requirements relating to environmental issues; provided, however, that no representation under this
Section 8.1(n) is made with respect to matters existing on or prior to the Effective Date.
      (o) Capital Compliance. After giving effect to the transactions contemplated by this Agreement, Guaranty will be in compliance with the minimum regulatory capital requirements of the OTS currently applicable to Guaranty.
      (p) Accuracy of Information. No representation or warranty made by Guaranty in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement not misleading under the circumstance made or at the time furnished.
      (q) Covered Assets. Each of the Transferred Assets has been properly accounted for on the books and records of Guaranty as a Covered Asset within the meaning of the Assistance Agreement.

      Section 8.2 Representations and Warranties of the Acquirers. To induce the FDIC Manager to enter into this Agreement and to consummate the transactions contemplated hereby, each Acquirer, severally with respect to itself only, makes the following representations and warranties to the FDIC Manager as of the date hereof, each of which shall survive the consummation of the transactions contemplated herein:

      (a) Existence. Each Acquirer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with all requisite power and authority to (i) own and operate its properties and conduct its business as currently conducted by it, and (ii) engage in the transactions described in and contemplated by this Agreement.
      (b) Due Authorization. Each Acquirer has full power and authority to execute, deliver, and perform this Agreement, and has taken all necessary action to authorize the execution, delivery, and performance of this Agreement in accordance with its terms.
      (c) Binding Agreement. This Agreement has been duly authorized, executed, and delivered by each Acquirer and, when duly authorized, executed, and delivered by the FDIC Manager, this Agreement shall constitute a legal, valid, and binding obligation of each Acquirer, enforceable against each Acquirer in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, conservatorship, receivership, or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).
      (d) Compliance with Law. The execution, delivery, and performance by each Acquirer of this Agreement will not violate or conflict with any provision of any applicable law or regulation, or any order, writ, judgment, or decree of any court or governmental authority to which it is otherwise subject, in each case to an extent which would be materially adverse to the interests of any party hereunder.
      (e) Compliance with Obligations. The execution, delivery, and performance by each Acquirer of this Agreement does not and will not (i) violate or conflict with any provision of the organizational documents of such Acquirer, or (ii) result in a violation, or breach of, or default under any material contract, lease, or other instrument to which such Acquirer is a party (or which is binding on it or any of its assets).
      (f) Approvals and Consents. All governmental approvals and other third party consents that are required in connection with the execution, delivery, or performance of this Agreement or the transactions contemplated by this Agreement by each Acquirer, if any, have been obtained.
      (g) Litigation. There is no legal action, suit, investigation, or proceeding pending (in which each Acquirer is a party) or, to each Acquirer's actual knowledge, threatened against or affecting such Acquirer (whether or not such Acquirer is a party thereto) or any of its subsidiaries or their assets which questions the validity of this Agreement, or any of the transactions contemplated hereby, or which would be reasonably expected, either individually or in the aggregate with all such other actions, suits, investigations, or proceedings, to materially and adversely affect the financial condition of an Acquirer or its ability to perform, satisfy, or observe any obligation or condition under this Agreement.
      (h) Accuracy of Information. No representation or warranty made by each Acquirer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement not misleading under the circumstance made or at the time furnished.

      Section 8.3 Representations and Warranties of the FDIC Manager. To induce Guaranty and the Acquirers to enter into this Agreement and to consummate the transactions contemplated hereby, the FDIC Manager hereby makes the following representations and warranties, all of which shall survive the execution and delivery of this Agreement and the consummation of such transactions:
      (a) Power and Authorization. The execution, delivery, and performance of this Agreement (i) are within the legal power and authority of the FDIC Manager, and (ii) have been duly authorized by all necessary action on the part of the FDIC Manager. The FDIC Manager is the sole successor to all rights, duties, and obligations of the FSLIC under the Assistance Agreement. The FDIC as receiver of the Acquired Associations is the sole successor to all rights, duties, and obligations of the FSLIC as receiver of the Acquired Associations under the Acquisition Agreements. The FDIC Manager has the sole statutory authority to execute, deliver, and perform this Agreement and no joinder of any other person or party that is an agency or instrumentality of the federal government of the United States is necessary in order to fully effect the transactions contemplated by this Agreement.
      (b) Binding Agreement. This Agreement has been duly authorized, executed, and delivered by the FDIC Manager, and upon the due authorization, execution, and delivery of this Agreement by Guaranty and the Acquirers, this Agreement shall be a legal, valid, and binding obligation of the FDIC Manager, enforceable against it in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

                                   ARTICLE 9
                                   COVENANTS

      Section 9.1 Guaranty Cooperation Regarding Transferred Assets. At the request of the FDIC Manager and upon reasonable written notice, Guaranty shall make its then current employees available to testify in any litigation concerning the Transferred Assets to the extent the FDIC Manager or its counsel reasonably considers such testimony to be appropriate. The FDIC Manager shall (a) indemnify and hold harmless Guaranty and any such employee that testifies at the FDIC Manager's request for amounts actually incurred and paid by Guaranty or such employee, including Costs (as defined in Section 11.1(a) hereof), and (b) pay to Guaranty or such employee any out-of-pocket expenses incurred by Guaranty or any such employee in connection with providing such testimony, and the FDIC Manager shall reimburse Guaranty or such employee for such costs within thirty (30) days after receipt of an invoice from Guaranty or such employee. Notwithstanding this Section 9.1, the FDIC Manager shall not indemnify or hold harmless Guaranty or any such employee for any Costs arising out of (i) any matter that represents a breach of the representations and warranties contained in Section 8.1 or 8.2 hereof,
(ii) any action or failure to act on the part of Guaranty or any such employee that is inconsistent with the management standard set forth in Section 17(a) of the Assistance Agreement, or (iii) any action or failure to act on the part of Guaranty or any such employee that constitutes gross negligence, or wanton or willful criminal misconduct.

      Section 9.2 Further Assurances. Each of the parties hereto shall promptly and duly cause to be taken, executed, acknowledged or delivered all such further acts, conveyances, documents and assurances as any party hereto may from time to time reasonably request in writing in order to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby; provided, however, that (i) no request shall include any terms inconsistent with this Agreement or the Transfer Documents and shall not impose or purport to impose on the FDIC Manager, Guaranty, the Acquirers or any of their affiliates any liabilities or obligations other than those expressly set forth in this Agreement or the Transfer Documents, and
(ii) that the costs associated with the preparation, execution, or filing of any such document shall be borne by the party requesting the same.

      Section 9.3 Costs and Expenses. Except to the extent otherwise specifically provided herein, each party hereto agrees to pay all costs and expenses incurred by it in connection with or incidental to the preparation and consummation of this Agreement, including any fees and disbursements of attorneys, accountants, and investment banking consultants.

      Section 9.4  FDIC's OIG Matters.
      (a) Maintenance of Records. Guaranty and the Acquirers shall maintain the Books and Records (as defined in this Section 9.4(a)) relating to the Transferred Assets, Transferred Cases, and Transferred Claims which are not delivered to the FDIC Manager under the terms and provisions of this Agreement on the following terms and conditions:
            (i) All Books and Records shall be maintained in accordance with the guidelines set forth by the Southern Vital Records Center, Inc. and published in its "Guide to Information Retention for Financial Institutions" (the "Guide") in effect from time to time, including the period for retention of such records (the "Retention Period") except for those Books and Records relating to the Transferred Assets, which shall be maintained for the longer of the Retention Period or August 18, 1998. Attached hereto as Exhibit 9.4(a) are summary sheets of retention periods from the Guide for "Administration," "Loans" and "Other Services" which encompass substantially all of the services relating to the Books and Records retained by Guaranty and which retention periods will be followed, as applicable.
            (ii) Guaranty shall furnish to the FDIC Manager such files (or documents from such files) in its possession, or copies thereof, as requested by the FDIC in writing, within a reasonable period of time after so requested. The FDIC Manager shall provide Guaranty a written acknowledgment of receipt of the files or documents delivered upon such delivery.
            (iii) Notwithstanding anything to the contrary contained herein, it is understood and agreed that Guaranty will destroy all Books and Records where the Retention Period has expired.
            (iv) As used in this Agreement, the term "Books and Records" shall mean all books, records, documents, files, blueprints, specifications, tenant lists, certified rent rolls, legal files, litigation (both asset and non-asset) information, bankruptcy information, credit information, information on potential environmental liabilities, consulting reports, third party property management contracts, participation information and subsidiary information, correspondence documents, loan trial balances (magnetic tape and hard copy, if available and to the extent Guaranty has system capacity to provide such information in such format), loan histories, tax records, and insurance policies in the possession or control of Guaranty or any of its affiliates, subsidiaries, agents or counsel relating to any and all matters subject to the Assistance Agreement, this Agreement, the AFB Tax Agreement, the Tax Benefit Agreement, the Subsidiaries Agreement or all such Agreements.
      (b) OIG Access to Books and Records. Guaranty and the Acquirers shall cause to be made available to the FDIC's OIG, at such reasonable times and places as the FDIC's OIG may specify, all Books and Records.
      (c) OIG Audits and Examinations. The FDIC Manager may audit or examine Guaranty, the Acquirers or any of their respective affiliates or subsidiaries with respect to transactions affecting the implementation of the Assistance Agreement, this Agreement, the AFB Tax Agreement, the Tax Benefit Agreement, the Subsidiaries Agreement or all such Agreements at any reasonable time or times chosen by the FDIC's OIG. Such audits shall be conducted by the FDIC's OIG at its own expense but, if requested by the FDIC's OIG, with the assistance of Guaranty's or the Acquirers' respective directors, officers and employees, whose salaries and expenses shall be paid by Guaranty or the Acquirers without reimbursement from the FDIC.
      (d) Reimbursement of Guaranty's Expenses. The FDIC Manager shall reimburse Guaranty for the amount of all costs and expenses reasonably incurred by Guaranty (if any), on or after the completion of the Post-Closing Audit, in connection with the retrieval, copying, and/or production of any part of the Books and Records pursuant to this Agreement to the FDIC Manager or the FDIC's OIG, or at either of their direction to any agent or attorney thereof.
      (e) Other Rights. Nothing in this Agreement shall be construed to prevent or impair the audit and investigative authority of the FDIC's OIG pursuant to the Inspector General Act of 1978, as amended.

                                  ARTICLE 10
                                    RELEASE

      Section 10.1 Release by the FDIC Manager. The FDIC Manager for the FDIC in its capacity as Manager of the FRF, and as successor to the FSLIC, hereby releases, indemnifies, holds harmless, acquits, and forever discharges, effective as of the Closing, Guaranty and each of the Acquirers, and their respective subsidiaries, officers, directors, and affiliates (and the respective successors, assigns, employees, agents, and representatives of all the foregoing) (collectively, the "Guaranty Released Persons") from and against any and all actions and causes of action, suits, disputes, debts, accounts, promises, warranties, damages, claims, proceedings, demands, and liabilities of every kind and character, direct and indirect, known and unknown, in law or in equity, that the FDIC Manager now has, has had at any time heretofore, or hereafter may have against the Guaranty Released Persons by reason of any act or omission whatsoever by any Guaranty Released Person in connection with the negotiation, administration, execution, or performance by any Guaranty Released Person of the Assistance Agreement or any other agreements related thereto; provided, however, that the release provided in this Section 10.1 (i) shall not release Guaranty or any of the Acquirers from its obligations under this Agreement which survives the Closing; (ii) is not intended to and shall not prevent any assertion of a claim with respect to any breach of this Agreement or any ancillary agreements or instruments executed and delivered by the parties or any of them in connection with the Closing or thereafter; (iii) shall not limit the right of the FDIC Manager to bring any claim based on fraud, willful misrepresentation of a material fact, willful failure to disclose a material fact, or willful misconduct; and (iv) shall not limit the rights of the FDIC Manager under this Agreement; provided, however, that, except with respect to any claims against the Guaranty Released Persons that the FDIC Manager may have pursuant to Section 8.1(n) hereof, any such action shall be brought no later than August 18, 1998 and if such action is not filed by such date, then such right to bring an action shall be deemed waived.

      Section 10.2  Release by Guaranty and the Acquirers.
      (a) Guaranty and the Acquirers each hereby release, indemnify, hold harmless, acquit, and forever discharge each of the FDIC Manager and the FRF (and the respective successors, assigns, employees, agents, and representatives of each of the foregoing) (collectively, the "FDIC Released Persons") from and against any and all actions and causes of action, suits, disputes, debts, accounts, promises, warranties, damages, claims, proceedings, demands, and liabilities, of every kind and character, direct and indirect, known and unknown, in law or in equity, that such Guaranty Released Persons now have, have had at any time heretofore, or hereafter may have against the FDIC Released Persons by reason of any act or omission whatsoever by any FDIC Released Persons in connection with the negotiation, administration, execution, or performance by any of the FDIC Released Persons of the Assistance Agreement, or any other agreements related thereto; provided, however, that the release provided in this Section 10.2(a) (i) shall not release the FDIC Manager from its obligations under this Agreement or any agreement or provision of any agreement which by the terms of this Agreement survives the Closing; (ii) is not intended to and shall not prevent any assertion of a claim with respect to any breach of this Agreement or any ancillary agreements or instruments executed and delivered by the parties or any of them in connection with the Closing or thereafter; (iii) shall not limit the right of Guaranty to bring any claim based on fraud, willful misrepresentation of a material fact, willful failure to disclose a material fact, or willful misconduct; and (iv) shall not limit the rights of Guaranty under this Agreement; provided, however, that except with respect to any claims against the FDIC Released Persons that Guaranty may have pursuant to
Section 11.1(a)(v) hereof, any such action shall be brought no later than August 18, 1998 and if such action is not filed by such date, then such right to bring an action shall be deemed waived.
      (b) In addition to the release provided in Section 10.2(a) hereof, Guaranty and the Acquirers each hereby indemnify and hold harmless each of the FDIC Released Persons from and against any and all actions and causes of action, suits, disputes, debts, accounts, promises, warranties, damages, claims, proceedings, demands, and liabilities, of every kind and character, direct and indirect, known and unknown, in law or in equity, that LSST and its subsidiaries, officers, directors, and affiliates (and the respective successors, assigns, employees, agents, and representatives of all the foregoing (except to the extent permitted pursuant to Section 10.1 hereof)) now have, have had at any time heretofore, or hereafter may have against the FDIC Released Persons by reason of any act or omission whatsoever by any FDIC Released Persons in connection with the negotiation, administration, execution, or performance by any of the FDIC Released Persons of the Assistance Agreement, this Agreement, the Tax Benefit Agreement, the Subsidiaries Agreement or any other agreements related thereto.

      Section 10.3 Accord and Satisfaction. Except as otherwise specifically provided herein, including without limitation Section 10.1 hereof, performance by each party of its respective obligations under this Agreement shall effect a complete accord and satisfaction of any and all obligations and liabilities of such party under the Assistance Agreement and the Acquisition Agreement(s) and, thenceforth, such party shall be fully discharged from any obligation or liability of any kind in connection therewith, including, without limitation, any and all actions, causes of action, suits, debts, sums of money, bonds, covenants, agreements, promises, damages, judgments, claims, and demands whatsoever, known or unknown, suspected or unsuspected, at law or in equity.

      Section 10.4 Rights to Enforce. Notwithstanding the foregoing provisions of this Article 10, Guaranty, the Acquirers, and the FDIC Manager shall retain their respective rights to enforce this Agreement.

                                  ARTICLE 11
                               INDEMNIFICATIONS

      Section 11.1  Indemnification by the FDIC Manager.
      (a) The FDIC Manager shall indemnify and hold harmless Guaranty (including by way of indemnification of its officers, directors, and affiliated persons) (collectively, the "Guaranty Indemnitees") for amounts actually incurred and paid by the Guaranty Indemnitees in connection with the defense, prosecution, satisfaction, settlement, or compromise, including the reasonable costs and expenses of litigation (including reasonable attorneys' and accountants' fees, travel expenses, judgments, court costs, and related litigation expenses, and such other actual and reasonable costs as may be actually incurred and paid by the Guaranty Indemnitees in connection with the defense, prosecution, satisfaction, settlement, or compromise) (all of such amounts, costs, and expenses herein called "Costs") of (i) any Claims that are asserted against any of the Guaranty Indemnitees relating to the Transferred Assets or Transferred Claims arising out of, contributed to by, or based upon any liability, action, or failure to act, of the FDIC Manager for which the FDIC Manager would have been required to provide indemnification under the Assistance Agreement had such agreement not been terminated, (ii) any Claims that are asserted against any of the Guaranty Indemnitees arising out of, contributed to by, or based upon any liability, action, or failure to act, of the FDIC Manager with respect to any of the Transferred Assets occurring after the Closing Date, (iii) any Claims against any of the Guaranty Indemnitees relating to the Transferred Cases arising out of, contributed to by, or based upon any liability, action, or failure to act, of any Guaranty Indemnitees for which the FDIC Manager would have been required to provide indemnification under the Assistance Agreement had such agreement not been terminated, (iv) any Claims against any of the Guaranty Indemnitees for Unassumed Liabilities and Claims as described in Section 7(a)(1) of the Assistance Agreement, (v) any Claims against any of the Guaranty Indemnitees for Environmental Liabilities as described in Section 7(a)(2) of the Assistance Agreement, and

(vi) any Claims against any of the Guaranty Indemnitees for Challenges to the Transaction as described in Section 7(a)(3) of the Assistance Agreement.
      (b) Any Guaranty Indemnitee shall provide the FDIC Manager with written notice of any Claim which may give rise to an indemnification hereunder and
(i) cooperate with the FDIC Manager in connection with the defense of such Claims, (ii) notify and provide the FDIC Manager with any summons, complaint, or other notice of lawsuit and any other documents directly related to such Claims which the Guaranty Indemnitee receives in connection with such Claims, and (iii) provide appropriate documentation of the Costs for which the Guaranty Indemnitee requests indemnification. Failure by a Guaranty Indemnitee to comply with the foregoing clauses (i), (ii), and (iii) shall not limit or otherwise affect any obligation of the FDIC Manager under this
Section 11.1 except in the event the FDIC Manager is materially adversely affected by such failure, and then only to the extent of the adverse affect. The FDIC Manager is deemed to have notice of any Claim made in any Transferred Case. The FDIC Manager may participate, at its own expense, in the defense of such Claims. The FDIC Manager may assume the defense of such Claims provided that the FDIC Manager indemnifies and holds harmless the Guaranty Indemnitees for any losses, costs, or expenses incurred by the Guaranty Indemnitees with respect to such assumed defenses (including any Costs) in connection with the FDIC Manager's defense, satisfaction, settlement, or compromise of such defense. It is understood and agreed that, in the event the FDIC Manager assumes the defense of one or more Claims, the Guaranty Indemnitees may retain separate counsel at their expense, and participate in the defense of such Claims. The party defending the Claim, whether it be the Guaranty Indemnitees or the FDIC Manager, shall assert Guaranty's available statutory and common law defenses to any environmental Claims covered hereunder. The settlement or compromise of any Claims against the Guaranty Indemnitees for which the FDIC Manager is obligated to indemnify such Guaranty Indemnitees pursuant to the provisions of this Section 11.1 is subject to the prior written approval of the FDIC Manager.
      (c) Notwithstanding Section 11.1(a) hereof, the FDIC Manager shall not indemnify a Guaranty Indemnitee for any Costs arising (i) out of any matter that represents a breach of the representations and warranties contained in
Section 8.1 or 8.2 hereof, or (ii) out of any action or failure to act on the part of any of the Guaranty Indemnitees that is inconsistent with the management standard set forth in Section 17(a) of the Assistance Agreement.
      (d) The indemnification by the FDIC Manager in this Section 11.1 shall not be transferable except as set forth in Section 12.6 hereof.
      (e) The indemnity provided in this Section 11.1 shall expire at 11:59 p.m. Eastern Daylight Time on August 18, 1998 for Costs incurred after August 18, 1998, except to the extent such Costs are related to Claims that are in litigation on such date, in which event the indemnity shall continue for all Costs incurred and paid until such litigation is finally resolved; provided, however, that the indemnification for Claims described in clause (v) of
Section 11.1(a) hereof shall not expire.
      (f) Subject to the requirements of this Section 11.1, including but not limited to Section 11.1(c) hereof, the FDIC Manager and the Guaranty Indemnitees acknowledge and agree that "Environmental Liabilities" and "Claims" as described in clause (vi) of Section 11.1(a) hereof shall include but not be limited to (i) any administrative actions for penalties or cleanup requirements with respect to any Covered Asset, (ii) any migration of any substances to, from, or on any Covered Asset occurring subsequent to August 18, 1988, which migration relates to conditions existing on or before August 18, 1988, except where any Guaranty Indemnitee knew of such migration and, in light of such knowledge, the failure of any such Guaranty Indemnitee to reasonably prevent such migration was inconsistent with the management standard set forth in Section 17(a) of the Assistance Agreement, (iii) any contamination from any storage tanks with respect to a Covered Asset, (iv) any cost recovery or contribution claims brought under or pursuant to CERCLA with respect to any Covered Asset, and (v) any Claims based on or stated to have resulted from acts or omissions of Guaranty or any third party with respect to any Covered Asset from and after August 18, 1988 so long as such acts or omissions of Guaranty itself or in connection with any such third party were not inconsistent with the management standard set forth in Section 17(a) of the Assistance Agreement.

      Section 11.2  Indemnification by Guaranty.
      (a) Guaranty shall indemnify and hold harmless the FDIC Manager and the FRF (including by way of indemnification of their officers, directors, and affiliated persons (the "FDIC Indemnitees") for amounts actually incurred and paid by the FDIC Indemnitees in connection with the defense, prosecution, satisfaction, settlement, or compromise, including the reasonable costs and expenses of litigation (including reasonable attorneys' and accountants' fees, travel expenses, judgments, court costs and related litigation expenses, and such other costs as may be incurred and paid by the FDIC Indemnitees in connection with the defense, prosecution, satisfaction, settlement, or compromise), of any Claims relating to the Transferred Assets, or Transferred Claims arising out of or based upon any liability or action of, or failure to act by, Guaranty or any of Guaranty's affiliates, officers, or directors occurring during the period commencing the Effective Date, through and including the Closing Date that are asserted against the FDIC Indemnitees or asserted against the FDIC Indemnitees arising out of or based upon any breach of the representations and warranties of Guaranty and/or any of the Acquirers set forth in Section 8.1 or 8.2 hereof.
      (b) The FDIC Indemnitees shall provide Guaranty with notice of any Claim which may give rise to an indemnification hereunder and (i) cooperate with Guaranty in connection with the defense of such Claims, (ii) notify and provide Guaranty with any summons, complaint, or other notice of lawsuit and any other documents directly related to such Claims which the FDIC Indemnitees receive in connection with such Claims, and (iii) provide appropriate documentation of the expenses for which the FDIC Indemnitees request indemnification. Failure by an FDIC Indemnitee to comply with the foregoing clauses (i), (ii), and (iii) shall not limit or otherwise affect any obligation of Guaranty under this Section 11.2 except in the event Guaranty is materially adversely affected by such failure, and then only to the extent of the adverse affect. Guaranty may participate, at its own expense, in the defense of such Claims. Guaranty may assume the defense of such Claims provided that Guaranty indemnifies and holds harmless the FDIC Indemnitees for any losses, costs, or expenses incurred by the FDIC Indemnitees with respect to such assumed defenses (including any reasonable costs and expenses of litigation, as specified in the first sentence of Section 11.2(a) hereof) in connection with Guaranty's defense, satisfaction, settlement, or compromise of such defense. It is understood and agreed that, in the event Guaranty assumes the defense of one or more Claims, the FDIC may retain separate counsel at its own expense, and participate in the defense of such Claims. The party defending the Claim, whether it be the FDIC Indemnitees or Guaranty, shall assert Guaranty's available statutory and common law defenses to any environmental Claims covered hereunder. The settlement or compromise of any Claims against the FDIC Indemnitees for which Guaranty is obligated to indemnify such FDIC Indemnitees pursuant to the provisions of this Section
11.2 is subject to the prior written approval of Guaranty.


                                  ARTICLE 12
                                 MISCELLANEOUS

      Section 12.1 Amendments. No amendment, modification, or waiver of any provision of this Agreement, nor any consent to any departure therefrom by any party, shall in any event be effective unless the same shall be embodied in a writing signed by all parties hereto, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

      Section 12.2 Notices. Any notice, request, claim, demand, consent, approval, or other communication to any party hereto shall be deemed effective when received and shall be given in writing, and delivered in person against receipt therefor, or sent by certified mail, postage prepaid or by facsimile transmission (with a hard copy mailed at the same time), to such party at its address set forth below (with copies as indicated below) (or at such address as set forth on the FDIC List of Additional Addresses attached hereto as
Exhibit 12.2) or at such other address as such party shall hereafter furnish in writing to the other parties hereto.
            (a)   If to Guaranty:

                  Guaranty Federal Bank, F.S.B.
                  1300 S. Mopac Expressway
                  Austin, Texas  78746

                  Attention:  President
                  Facsimile No.:  (214) 360-8963

                  With a copy to:

                  Guaranty Federal Bank, F.S.B.
                  8333 Douglas Avenue
                  Dallas, Texas  75225

                  Attention:  General Counsel
                  Facsimile No.:  (214) 360-1908

                  and

                  Temple-Inland Inc.
                  303 South Temple Drive
                  Diboll, Texas  75941

                  Attention:  General Counsel
                  Facsimile No.:  (409) 829-3333 or (409) 829-1685

            (b)  If to the FDIC Manager:

                  Federal Deposit Insurance Corporation
                  Division of Resolutions
                  Assisted Acquisitions (FRF)
                  550 17th Street, N.W.
                  Washington, D.C.  20429

                  Attention:  Assistant Director (FRF)
                  Facsimile No.:  (202) 898-7008

                  With a copy to:

                  Federal Deposit Insurance Corporation
                  Legal Division
                  550 17th Street, N.W.
                  Washington, D.C.  20429

                  Attention:  Assistant General Counsel
              (Resolutions)

                  Facsimile No.:  (202) 898-3669

Notices received before 5:00 p.m. local time on a business day shall be effective the date received. Notices received after 5:00 p.m. local time on a business day shall be deemed received on the next business day.

      Section 12.3 Waiver. Except as otherwise set forth in this Agreement, no failure or delay on the part of any party to this Agreement in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing among the parties hereto, shall operate as a waiver of such right, privilege, power, or remedy, nor shall any single or partial exercise of any right, privilege, power, or remedy under this Agreement preclude any other or further exercise of such right, privilege, power, or remedy. The rights, privileges, powers, and remedies available to the parties hereto are cumulative and not exclusive of any other rights, privileges, powers, or remedies provided by statute, at law, in equity, or otherwise. No notice to or demand on any party shall in any case entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

      Section 12.4 Governing Law. To the extent federal law does not control, this Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Texas. Any legal action or proceedings with respect to this Agreement shall be brought in the federal courts of the United States of America located in the District of Columbia or in the Northern District of Texas, except as set forth in Article 6 hereof, and each party hereto submits to the exclusive jurisdiction of such courts and hereby waives any objections on the grounds of venue, forum non conveniens, or any similar grounds.

      Section 12.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under all applicable laws. However, in the event that any provision of this Agreement shall be held to be prohibited or invalid under any applicable law, or declared unenforceable, then all of the remaining provisions of this Agreement shall, to the fullest extent possible, remain in full force and effect and shall be binding on the parties hereto; provided, however, that this Section 12.5 shall be of no force or effect if the exclusion of such provision or portion thereof shall render the remaining provisions of this Agreement incapable of observance or shall cause this Agreement as a whole to fail of its essential purpose.

      Section 12.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and, except as otherwise provided in this Agreement, their respective successors and assigns; provided, however, that except for a successor to Guaranty, any Acquirer or the FDIC Manager by merger, consolidation, liquidation, succession, or change of control, this Agreement may not be assigned to any person or entity nor may any rights or obligations under this Agreement be transferred or delegated to or vested in any other person or entity without the prior written consent of the FDIC Manager, Guaranty, and the Acquirers.

      Section 12.7 Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

      Section 12.8 Exhibits. All Exhibits (including the Addendum to the Exhibits dated October 31, 1995) attached hereto are an integral part of and are hereby incorporated into this Agreement.

      Section 12.9 Entire Agreement. This Agreement and the Exhibits attached hereto (including the Addendum to the Exhibits dated October 31, 1995) embody the entire agreement among the parties hereto relating to the subject matters herein, and supersedes all prior agreements and understandings among the parties hereto, oral or written, relating to such matters. The parties hereto acknowledge that the rights and obligations provided for in this Agreement are independent of, and have no bearing on, the rights and obligations provided for in that certain Termination Agreement dated as of October 31, 1995 by and among the FDIC Manager, Guaranty, and the Acquirers pertaining to the GFB Assistance Agreement.

      Section 12.10 Third-Party Beneficiaries. Except as expressly provided in this Agreement, no provision of this Agreement is intended to nor shall it benefit any person other than the parties hereto.

      Section 12.11 Execution in Counterparts. This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which taken together shall constitute one and the same Agreement.

      Section 12.12 Computation of Time. Should the operative date for a party's response or action under any particular provision of this Agreement occur on a Saturday or Sunday or a Federal holiday, then the first business day following such day shall be the operative date for purposes of such provision.

      Section 12.13 Continuing Cooperation. The FDIC Manager, Guaranty, and the Acquirers each agree that in order to more effectively carry out the intent and purposes of this Agreement and the transactions contemplated hereby, as set forth in the Recitals and the further terms and provisions hereof, the parties hereto will cooperate in implementing such intent, purposes and transactions which are to be accomplished and/or performed from and after the Closing. Each party will use its good faith best efforts to cooperate with one another to carry out the intent and purposes hereof and perform each act required to be performed from and after the Closing within the time periods provided herein or, in the event no time period is provided for a particular act or response, in a timely manner.

                            SIGNATURE PAGE FOLLOWS

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by themselves or their respective officers, as the case may be, as of the day and year first above written.


GUARANTY FEDERAL BANK, F.S.B.


By:
Name:
Title:



GUARANTY HOLDINGS INC. I


By:
Name:
Title:



TEMPLE-INLAND INC.


By:
Name:
Title:



FEDERAL DEPOSIT INSURANCE
CORPORATION, AS MANAGER OF THE
FSLIC RESOLUTION FUND


By:
Name:
Title:




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